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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
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Realogy Holdings Corp.
(Name of Registrant as Specified In Its Charter)
___________________________
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NOTICE OF 2013 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
March 25, 2013
Dear Stockholder of Realogy Holdings Corp.,
You are cordially invited to attend the 2013 Annual Meeting of Stockholders to be held on Tuesday, May 7, 2013.
The meeting will start at 11:00 a.m., Eastern Daylight Time, at our new headquarters, Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
I appreciate your continued support of Realogy Holdings Corp. and look forward to seeing you on May 7, 2013.
Very truly yours,

Richard A. Smith
Chairman, Chief Executive Officer and President

REALOGY HOLDINGS CORP.
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
March 25, 2013

Date:	Tuesday, May 7, 2013
Time:	11:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect three Directors for a three-year term;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on an advisory resolution on the frequency of the advisory vote on executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement. Only our stockholders of record at the close of business on March 14, 2013 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the media and financial community and other guests of Realogy Holdings Corp. may attend the meeting.
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Record Date:
March 14, 2013 is the record date for the meeting. This means that owners of Realogy Holdings common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.
Information About the Notice of Internet Availability of Proxy Materials:
Instead of mailing a printed copy of our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2012, to all of our stockholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 25, 2013, we will begin mailing a Notice to all stockholders as of March 14, 2013, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission or SEC called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 250 Royall Street, Canton, MA 02021.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.
Our proxy tabulator, ComputerShare Trust Company, N.A., must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, May 6, 2013.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (Board) to encourage you to vote your shares at our 2013 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Realogy” and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC (f/k/a Realogy Corporation). References in this proxy statement to "Realogy Group" mean Realogy Group LLC.
Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2013 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders beginning on or about March 25, 2013 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2013 annual meeting of stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 25, 2013, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2013 Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investor Relations section of our website at www.realogy.com.
When and where will the annual meeting be held?
The annual meeting will be held on Tuesday, May 7, 2013 at 11:00 a.m., Eastern Daylight Time, at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the meeting?
You are being asked to vote on the following:

•	the election of three Directors for a three-year term; nominations for Director must comply with our By-Laws including the applicable notice requirements;

•	the advisory approval of our executive compensation program;

•	the frequency of the advisory vote on executive compensation;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 14, 2013 (record date) are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 145,370,433 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 72,685,217 shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under "How do I attend the meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under "How do I attend the meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the stockholder advisory vote to approve our executive compensation program;

•	FOR the advisory vote on executive compensation to be held once EVERY YEAR; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013.
How many votes are required to approve each proposal?
In the election of Directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the Director nominees receiving the greatest number of votes will be elected, and abstentions and broker non-votes will have no effect on the outcome of the vote.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions and broker non-votes will have the effect of a vote against any of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees, the advisory vote on executive compensation and the advisory vote regarding the frequency of the advisory vote on executive compensation. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.

How do I attend the meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow & Co. LLC has been retained to advise and assist in soliciting proxies at a cost of $7,500 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I submit a stockholder proposal for the 2014 meeting?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 25, 2013. In general, any stockholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 7, 2014 and not later than February 6, 2014. However, if the date of the 2014 Annual Meeting of Stockholders is not within 30 days before or after May 7, 2014, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2014 Annual Meeting of Stockholders must comply with the requirements of our By-Laws. A stockholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.
Our Nominating and Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria and procedures described in this proxy statement under Director Nomination Process. The Nominating and Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our By-Laws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.realogy.com under the Governance page for the Board’s Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on The New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
The New York Stock Exchange listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of The New York Stock Exchange. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

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Realogy Holdings does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•
The Director is not currently, and has not within the last three years been, employed by Realogy Holdings' present auditors, nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Realogy Holdings' business).

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Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an "interlocking directorate" in which an executive officer of Realogy Holdings serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Realogy Holdings for property or services in an amount in any of the last three fiscal years, exceeding the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•
The Director currently does not have, and has not had within the past three years, a personal services contract with Realogy Holdings, its chairman and chief executive officer or other executive officer.

•
The Director has not received, and such Director’s immediate family member has not received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Realogy Holdings (other than (i) Realogy Holdings Board of Director fees and committee fees, (ii) pension or other forms of deferred compensation from prior service so long as such compensation is not contingent in any way on continued service and (iii) in the case of an immediate family member, compensation as a non-executive officer employee of Realogy Holdings).

•
The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Realogy Holdings Corp. within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000.

Guidelines for Determining Director Independence

In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by The New York Stock Exchange listing standards and our Director Independence Criteria: V. Ann Hailey, Michael J. Williams and Brett White. All members of the Audit Committee and a majority of the members of the Compensation Committee and Nominating and Corporate Governance Committee are Independent Directors as required by The New York Stock Exchange listing standards, SEC rules as applicable and our Director Independence Criteria. Within one year of our initial listing on The New York Stock Exchange, all of the members of the Compensation Committee and Nominating and Corporate Governance Committee must be Independent Directors pursuant to The New York Stock Exchange listing standards.
The Board follows a number of procedures to review, and if necessary and appropriate, ratify related party transactions. Pursuant to its written charter, the Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee also has a written policy with respect to the approval of related party transactions. Under that policy, the Audit Committee delegated to the General Counsel or Chief Financial Officer the authority to approve certain related party transactions that do not require disclosure under Item 404 of Regulation S-K as well as related party transactions with portfolio companies of Apollo Management VI, L.P. or its affiliates (together with Apollo Global Management, LLC and its subsidiaries, "Apollo") and other principal stockholders, provided the consideration to be paid or received by the portfolio company does not exceed $2.5 million and the transaction is in the ordinary course of business. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any material relationship with us other than as a Director.
Committees of the Board
The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or director under, the code of ethics.

As discussed under "Oversight of Risk Management" of this proxy statement, the Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks.
All members of the Audit Committee are Independent Directors under the Board’s Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey and Michael J. Williams are audit committee financial experts within the meaning of applicable SEC rules.
The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.
Audit Committee Report
The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Realogy's internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Governance page of our website at www.realogy.com.
As permitted by the transition rules of The New York Stock Exchange, the Audit Committee is comprised of two Directors, each of whom meets the standards of independence adopted by The New York Stock Exchange and the SEC. Subject to stockholder ratification, the Audit Committee appoints Realogy's independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.
Management is responsible for Realogy's financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for expressing an opinion on Realogy's consolidated financial statements and the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2012 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2012, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
The Audit Committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the PCAOB and the SEC. The Audit Committee has also received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
The Audit Committee has also considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2012.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Michael J. Williams

Compensation Committee
The purpose of the Compensation Committee is to:

•
oversee management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Realogy Holdings and Realogy Group, (ii) reviewing and approving management incentive policies and programs and exercising discretion in the administration of such programs, and (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs;

•	set and review the compensation of and reimbursement policies for members of the Boards of Directors of Realogy Holdings and Realogy Group;

•	provide oversight concerning selection of officers, management succession planning, expense accounts and severance plans and policies of Realogy Holdings and Realogy Group; and

•
prepare an annual compensation committee report, provide regular reports to the Realogy Holdings and Realogy Group Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Realogy Holdings.

For additional information regarding the Compensation Committee’s processes and procedures, see below under "Executive Compensation—Compensation Discussion and Analysis—Compensation Committee; Consultant; and Role of Chief Executive Officer."
As required by the transition rules of The New York Stock Exchange, a majority of the members of the Compensation Committee are Independent Directors under the Board’s Director Independence Criteria and applicable listing standards.
The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee will be the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;

•	identification and recommendation of proposed nominees for election to our Board of Directors and membership on its committees;

•	development of and recommendation to our Board of Directors regarding governance and related matters; and

•	overseeing the evaluation of the Board of Directors.
As permitted by the transition rules of The New York Stock Exchange, a majority of the members of the Corporate Governance Committee are Independent Directors under the Board’s Director Independence Criteria and applicable listing standards.
The Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.
Executive Committee
The Executive Committee generally may exercise all of the powers of the Board when the Board is not in session other than:

•	the submission to stockholders of any action requiring approval of the stockholders;

•	the creation or filling of vacancies on the Board;

•	the adoption, amendment or repeal of the By-Laws;

•	the amendment or repeal of any resolution of the Board that by its terms limits amendment or repeal exclusively to the Board;

•	action on matters committed by the By-Laws or resolution of the Board exclusively to another committee of the Board;

•	any action where the certificate of incorporation, By-Laws, applicable law or contract requires participation by the full Board;

•	the issuance of debt or equity securities in excess of $100 million; and

•	the repurchase by Realogy of any of its outstanding debt or equity securities.

Committee Membership
The following chart provides the current committee membership:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Richard A. Smith				M
V. Ann Hailey (1)	C	M	M
Michael J. Williams (1)	M	M	M
Marc E. Becker		C	C	C
M. Ali Rashid				M
_______________
M = Member
C = Chair
(1) Independent Director
Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
During 2012, the Board held six meetings, the Audit Committee held ten meetings and the Compensation Committee held two meetings. The Executive Committee and the Nominating and Corporate Governance Committee (which was formed in connection with our initial public offering) did not hold any meetings in 2012. Each Director attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served with the exception of Messrs. Rashid and Kleinman.
Board Leadership Structure
The Board believes that Realogy's CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors, the Apollo designees on the Board and management have different perspectives and roles in strategy development. Our Independent Directors bring experience, oversight and expertise from outside our company and industry and the Apollo designees on our Board are primarily focused on monitoring their equity investment and their interests could differ from the interests of the stockholders as a whole, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, all of which are essential to effective governance.
One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with the oversight from the Independent Directors and the Apollo designees on the Board, is in the best interest of stockholders because it provides the appropriate balance between strategy review and independent oversight of management.
The Board has not selected any of the Independent Directors to serve as a Lead Director for all meetings of the non-management Directors. The Board does not believe a Lead Director is appropriate at this time given that the Board has only three Independent Directors and expects to add several other Independent Directors before October 2013, at which time a majority of the Board must be comprised of Independent Directors. The Board may revisit the need for a Lead Director later this year once its membership is comprised of a majority of Independent Directors.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our company and the achievement of our business objectives and strategies.

The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations and strategy. The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board of Directors is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.
Executive Sessions of Non-Management Directors and Independent Directors
The Board meets regularly without any members of management present and at least once a year with only Independent Directors present.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual non-management Director or Independent Director or the non-management Directors or Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause. At this annual meeting, certain newly appointed Directors may not be able to attend due to commitments that preceded their appointment to the Board. In addition, at this meeting, the Company anticipates that some but not all of the Directors who are affiliated with Apollo will attend.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the “Code of Conduct”) which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy’s website at www.realogy.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers. Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the 2012 World’s Most Ethical Companies and 2013 World's Most Ethical Companies.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy’s website at www.realogy.com.

Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.
Director Nomination Process
Role of Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.
The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.
All our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations. Many of our Directors also bring extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under Election of Directors.
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Nominating and Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Nominating and Corporate Governance Committee. Using the input from the interview and other information obtained by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Nominating and Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and By-Law Procedures. The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. Nominations should be submitted to the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.
Our By-Laws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our By-Laws have been filed as an exhibit to our Form S-1 registration statement relating to our initial public offering. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the Director nominee, information about the stockholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an Independent Director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.
To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.
Evaluation of Stockholder Recommendations of Nominees.  The Nominating and Corporate Governance Committee intends to use a substantially similar evaluation process as described above to evaluate nominees for Director recommended by stockholders.
Compensation of Directors
Independent Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Non-independent Directors receive no compensation for Board service.
Ms. Hailey, who had been our only Independent Director prior to our initial public offering and the Chair of our Audit Committee, joined the Board of Directors on February 4, 2008. From January 1, 2012 through September 30, 2012, she was paid on the basis of an annual director retainer fee of $150,000 and an annual fee as Audit Committee Chair of $10,000.
In connection with our initial public offering, the Board established guidelines with respect to the compensation of our Independent Directors effective with the consummation of our initial public offering. These guidelines set forth the proportion of the compensation of our Independent Directors that include common stock and options. In addition, the Corporate Governance Guidelines provide that a meaningful portion of Independent Director compensation will consist of restricted stock, stock options or deferred units, which must be held until some period following the termination of service as a Director.
The following table sets forth the compensation for services payable to our Independent Directors (applied prospectively for Ms. Hailey) on and after October 12, 2012—the date of the consummation of our initial public offering. The stock based portion of the Annual Director Retainer described below was pro-rated for the period from the date of issuance of the stock based award until the 2013 annual meeting of stockholders.

Compensation(1)
Annual Director Retainer(2)	$170,000
New Director Equity Grant(3)	100,000
Board and Committee Meeting Attendance Fee	—
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	10,000
_______________

(1)
Members of the Board who are also our or our subsidiaries’ officers or employees and members who are Apollo representatives do not receive compensation for serving as directors (other than travel-related expenses for meetings). A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the “Retainer”) is paid as follows: $70,000 in cash, payable in quarterly installments, and $100,000 in the form of non-qualified stock options, payable in full immediately following the annual election of directors, provided, however, that with respect to Ms. Hailey, her Retainer for 2012 and the portion of 2013 until the 2013 Annual Meeting of Stockholders will be paid $75,000 in the form of non-qualified stock options and the balance in cash (at the annualized rate of $75,000 from January 1, 2012 through September 30, 2012 and at the annualized rate of $95,000 thereafter), payable in quarterly installments. The options have a term of ten years, an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(3)
The grant will be made in the form of non-qualified stock options. The options will have a term of ten years, an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable at the rate of 25% per year, commencing one year from the date of grant.

A Director who serves on our Board of Directors does not receive any additional compensation for service on the Board of Directors of our subsidiaries, unless there shall be a committee of any such subsidiary where there is not a corresponding committee of the Company.
The following sets forth information concerning the compensation of our Independent Directors in 2012 as well as certain other post-employment compensation for our former Chairman of the Board of Directors. It reflects the policy in effect during the period prior to our initial public offering as well as the guidelines adopted for Independent Director compensation upon consummation of the offering. It also reflects a special grant of restricted stock to Ms. Hailey to compensate her for her significant contributions during 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
V. Ann Hailey	98,124 (1)	112,500 (2)	46,476 (3)	—	257,101
Michael J. Williams	14,167 (4)	—	150,000 (5)	—	164,167
Henry R. Silverman	—	—	—	60,934 (6)	60,934
_______________

(1)
Represents cash portion of annualized independent Director retainer fee and cash fee paid for Ms. Hailey’s service as Chair of our Audit Committee and, commencing October 12, 2012, her service as a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

(2)
On December 19, 2012, Ms. Hailey was granted a restricted stock award for 2,804 shares of common stock, one-third of which vests on each of the first three anniversaries of the date of grant. We determined the fair market value of the restricted stock award on the date of grant ($112,500). The table reflects the grant date fair value of this award computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, Ms. Hailey held 4,904 shares of restricted stock.

(3)
On February 27, 2012, Ms. Hailey was granted a non-qualified option to purchase 5,164 shares of common stock at an exercise price of $17.50 per share, which becomes exercisable at the annual rate of 25% of the total number of shares underlying the option commencing February 27, 2013, one year from the date of grant, subject to her continued service on our Board of Directors. The option represents the stock portion of Ms. Hailey’s 2012 independent director retainer. We determined the grant date fair value of the options on the date of grant ($9.00 per share or $46,476 in the aggregate). The table reflects the aggregate grant date fair value of this option computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of this option are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, Ms. Hailey held 17,364 options.

(4)
Represents pro-rated cash portion of annual Independent Director retainer fee and cash fee paid for Mr. Williams as a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Williams joined the Board on November 1, 2012. (He became a member of the Compensation Committee on January 7, 2013 and accordingly his compensation for serving on that committee is not reflected in his 2012 compensation.)

(5)
On November 1, 2012, Mr. Williams was granted two non-qualified options to purchase shares of common stock, one to purchase 6,382 shares and the other to purchase 3,191 shares, each at an exercise price of $35.96 per share, which become exercisable at the annual rate of 25% of the total number of shares underlying the option commencing November 1, 2013, one year from the date of grant, subject to his continued service on our Board of Directors. The option for 3,191 shares represents the stock portion of Mr. Williams' annualized Independent Director retainer, pro-rated until the 2013 Annual Meeting of Stockholders, and the option for 6,382 shares represents his new Director equity grant. We determined the grant date fair value of these options on the date of grant ($15.67 per share or $150,000 in the aggregate). The table reflects the aggregate grant date fair value of these options computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these options are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, Mr. Williams held 9,573 options and no shares of restricted stock.

(6)
Consists of post-employment secretarial support provided to Mr. Silverman. Mr. Silverman resigned from our Board of Directors, effective March 15, 2012. As of December 31, 2012, Mr. Silverman held no options or restricted stock.

From January 1, 2012 through September 30, 2012, Ms. Hailey was paid on the basis of an annual Director retainer fee of $150,000 and an annual fee as Audit Committee Chair of $10,000. One-half of the Director retainer was payable in cash and one-half in non-qualified stock options. In accordance with this policy, on February 27, 2012, the Compensation Committee awarded Ms. Hailey non-qualified options to purchase 5,164 shares of common stock at $17.50 per share. The term of the options is ten years and the exercise price of the options was equal to the fair market value of the common stock on the date of grant and the options become exercisable at the rate of 25% of the underlying shares upon each of the first four anniversaries following the date of grant, subject to her continued service on our Board of Directors and subject to acceleration and vesting in full upon a Sale of the Company. The 2012 grant of non-qualified options is reflected in the table above.

From October 1, 2012 through December 31, 2012, Ms. Hailey was compensated in accordance with the guidelines adopted in connection with our initial public offering, though as noted above, the increase in her annualized Director retainer fee, from $150,000 to $170,000, was payable entirely in cash.
To recognize Ms. Hailey's significant contributions during 2012, in December 2012, the Board granted Ms. Hailey a restricted stock award for 2,804 shares of common stock, one third of which will vest on each of the first three anniversaries of the grant date (December 19, 2012), subject to her continued service on our Board of Directors.
Mr. Williams' compensation for 2012 is based upon the guidelines implemented in connection with the initial public offering. The stock based portion of his annual Director retainer fee has been pro-rated for the period from November 1, 2012 until the 2013 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
Prior to our initial public offering, the Compensation Committee was comprised of Messrs. Becker (Chair) and Rashid, affiliates of Apollo. As of the closing of our initial public offering, Ms. Hailey, an Independent Director, was added as a third member of the Compensation Committee, and on January 7, 2013, Mr. Williams, another Independent Director, replaced Mr. Rashid as a member of the Compensation Committee. Accordingly, as of January 7, 2013, a majority of the Compensation Committee is comprised of Independent Directors.
During 2012, none of the members of the Compensation Committee had any relationship that requires disclosure in this proxy statement as a transaction with a related person, though both members are employed by Apollo, which engaged in related party transactions with us during 2012 as discussed in “Related Party Transactions."
Independent Director Stock Ownership Guidelines
To create linkage with stockholders, the Board believes that appropriate guidelines should be established with respect to an Independent Director's compensation, which set forth the proportion of Independent Director's compensation that will include common stock or stock options. In that regard, the Corporate Governance Guidelines provide that a meaningful portion of Independent Directors' annual compensation will consist of restricted stock, stock options or deferred stock units, which must be held until some period following the termination of service as a Director.

Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of Common Stock as of March 14, 2013, by (i) each person known to beneficially own more than 5% of the Common Stock, (ii) each of our named executive officers, (iii) each member of the Board of Directors and (iv) all of our executive officers and members of the Board of Directors as a group. At March 14, 2013, there were 145,370,433 shares of Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Apollo Funds (1)	65,375,069	45.2%
Richard A. Smith (2)	258,798	*
Anthony E. Hull (3)	75,234	*
Kevin J. Kelleher (4)	49,583	*
Alexander E. Perriello, III (5)	63,023	*
Bruce Zipf (6)	62,056	*
Marc E. Becker (7)	—	—
V. Ann Hailey (8)	21,255	*
Travis W. Hennings (7)	—	—
Scott M. Kleinman (7)	—	—
M. Ali Rashid (7)	—	—
Michael J. Williams (9)	—	—
Brett White (10)	—	—
Directors and executive officers as a group (16 persons) (11)	662,091	*
Paulson & Co. Inc. (12)	13,302,344	9.2%
FMR LLC (13)	8,076,643	5.6%
 _______________

*	Less than one percent.

(1)
The information in the table is based upon such person's Schedule 13D filed with the SEC on October 19, 2012. Reflects the aggregate amount of outstanding shares of Common Stock of Realogy Holdings Corp. that are held of record by Apollo Investment Fund VI, L.P. (“AIF VI LP”), Domus Investment Holdings, LLC (“Domus LLC”) and Domus Co-Investment Holdings LLC (“Domus Co-Invest LLC”), and RCIV Holdings (Luxembourg) S.à.r.l. (“RCIV Luxembourg”). The general partner of AIF VI LP is Apollo Advisors VI, L.P. (“Advisors VI”). The general partner of Advisors VI is Apollo Capital Management VI, LLC (“ACM VI”). The sole member and manager of ACM VI is Apollo Principal Holdings I, L.P. (“Principal I”), and the general partner of Principal I is Apollo Principal Holdings I GP, LLC (“Principal I GP” and together with Advisors VI, ACM VI and Principal I, the “Apollo Advisor Entities”). The sole stockholder of RCIV Luxembourg is RCIV Holdings, L.P. (“RCIV LP”). Apollo Management VI, L.P. (“Management VI”) is the manager of each of AIF VI LP, Domus LLC and RCIV LP, and the managing member of Domus Co-Invest LLC, and as such has voting and investment power over the shares of Realogy Holdings Corp. held of record by AIF VI LP, Domus LLC and Domus Co-Invest LLC, and of any shares of Realogy Holdings Corp. held by RCIV Luxembourg upon conversion of the Convertible Notes. The general partner of Management VI is AIF VI Management, LLC (“AIF VI LLC”), and the sole member and manager of AIF VI LLC is Apollo Management, L.P. (“Apollo Management”). The general partner of Apollo Management is Apollo Management GP, LLC (“Management GP”). The sole member and manager of Management GP is Apollo Management Holdings, L.P. (“Management Holdings”). The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP” and together with Management VI, AIF VI LLC, Apollo Management, Management GP and Management Holdings, the “Apollo Management Entities”). Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP, and the managers of Principal I GP. Each of AIF VI LP, Domus LLC, Domus Co-Invest LLC, RCIV Luxembourg, RCIV LP, the Apollo Advisor Entities, the Apollo Management Entities, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the shares of capital stock of Realogy held by Intermediate, and of the shares of Common Stock of Realogy Holdings Corp. not held of record by them, except to the extent of any pecuniary interest therein. The address of AIF VI LP, Domus LLC, Domus Co-Invest LLC and each of the Apollo Advisor Entities is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of RCIV Luxembourg is 44, Avenue John F. Kennedy, L-1885, Luxembourg. The address of RCIV LP is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of each of the Apollo Management Entities, and of Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)
Includes 92,250 shares of Common Stock issuable upon currently exercisable options and 94,772 shares subject to vesting under a restricted stock agreement. Does not include an additional 585,791 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(3)
Includes 23,250 shares of Common Stock issuable upon currently exercisable options and 28,962 shares subject to vesting under a restricted stock agreement. Does not include an additional 188,978 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(4)
Includes 18,500 shares of Common Stock issuable upon the exercise of currently exercisable options and 19,179 shares subject to vesting under a restricted stock agreement. Does not include an additional 122,266 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(5)
Includes 22,500 shares of Common Stock issuable upon the exercise of currently exercisable options and 24,283 shares subject to vesting under a restricted stock agreement. Does not include an additional 141,547 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(6)
Includes 19,750 shares of Common Stock issuable upon the exercise of currently exercisable options and 23,394 shares subject to vesting under a restricted stock agreement. Does not include an additional 150,470 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(7)
Messrs. Becker, Hennings, Kleinman and Rashid are each associated with Apollo and certain of its affiliates. Although each of Messrs. Becker, Hennings, Kleinman and Rashid may be deemed the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.

(8)
Includes 8,391 shares of Common Stock issuable upon the exercise of currently exercisable options and 4,904 shares subject to vesting under a restricted stock agreement. Does not include an additional 8,973 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(9)	Does not include an additional 9,573 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(10)	Does not include an additional 6,488 shares of Common Stock issuable upon the exercise of options that are not yet exercisable.

(11)
Includes 227,941 shares of Common Stock issuable upon the exercise of currently exercisable options and 233,387 shares subject to vesting under restricted stock agreements. Does not include an additional 1,531,219 shares of Common Stock that are issuable upon the exercise of options that remain subject to vesting.

(12)
The information in the table is based solely upon such person's Schedule 13G filed with the SEC on February 14, 2013. The principal address for Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020. Paulson & Co. Inc. reported sole voting and dispositive power over all 13,302,344 shares.

(13)
The information in the table is based solely upon a Schedule 13G filed by such person with the SEC on February 14, 2013. The principal address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. FMR reported sole dispositive power over all 8,073,643 shares of common stock and sole voting power over 354,070 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2012 reports were filed on time.

ELECTION OF DIRECTORS
At the date of this proxy statement, the Board of Directors consists of eight members, four of whom are non-management Directors and three of whom are Independent Directors under applicable listing standards and our corporate governance documents. The Board is currently divided into three classes each with three-year terms which are staggered (other than with respect to the initial terms of the Class I and Class II directors, which are one and two years, respectively), so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting for three-year terms.
At this year’s meeting, three Directors are to be elected for three-year terms. The Nominating and Corporate Governance Committee of the Board has nominated V. Ann Hailey, M. Ali Rashid and Brett White. All are presently our Directors. The three nominees and the other present Directors continuing in office after the meeting are listed below, with brief biographies. Their ages are as of December 31, 2012.
We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.
See “Related Party Transactions” for a summary of the following:

•	the Apollo Securityholders Agreement, under which Apollo has the right, among other things, to designate members to our Board of Directors; and

•
the Securityholders Agreement with Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, "Paulson"), under which Paulson has the right, among other things, to either nominate a member of, or designate a non-voting observer to attend all meetings of, our Board of Directors. Pursuant to this Securityholders Agreement, Alexander B. Blades, a Senior Vice President at Paulson, served as a non-voting observer of our Board of Directors meetings until January 22, 2013, at which time he resigned as a board observer.

Stockholder Voting for Election of Directors
Our Certificate of Incorporation and By-Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard, the nominee for each Director position with the most votes is elected.
Nominees for Election to the Board for a
Three-Year Term Expiring at the 2016 Annual Meeting
V. Ann Hailey, age 61, has served as a director and Chair of our Audit Committee since February 2008, and as a member of our Compensation Committee and Nominating and Corporate Governance Committee since October 2012. Since July 2012, Ms. Hailey has served as President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as Chair of its Audit Committee and a member of its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon Products, Inc. and as a member of its Audit Committee and its Finance Committee.
Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc., and Famous Yard Sale, Ms. Hailey has added experience in Internet site development and selling as well as new venture management and funding.
M. Ali Rashid, age 36, has served as a director since April 2007 and as a member of our Executive Committee since August 2009. He served as a member of our Audit Committee from February 2008 to October 2012, a member of our Nominating and

Corporate Governance Committee from October 12, 2012 to November 1, 2012 and a member of our Compensation Committee from February 2008 until January 7, 2013. Mr. Rashid is a partner of Apollo. He has been employed by Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is also a director of Metals USA, Inc., Metals USA Holdings Corp., Quality Distribution, Inc. and Ascometal S.A. During the past five years, Mr. Rashid has also served as a director of Noranda Aluminum Holdings Corporation (from May 2007 to January 2013) and Countrywide plc (from May 2007 to February 2009).
Mr. Rashid is affiliated with Apollo, has significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition. He has been intimately involved in the management of Apollo's investment in the Company since the acquisition date.
Brett White, age 52, has served as a director since January 24, 2013. Since January 2013, Mr. White has served as a Managing Partner of Blum Capital Partners, L.P., a global real estate related investment firm. Prior thereto, Mr. White served as the chief executive officer of CBRE Group, Inc., the world's largest commercial real estate services firm, from June 2005 until his retirement in November 2012, and as its President from September 2001 to March 2010. Previously, Mr. White was Chairman of the Americas of CBRE Services, Inc., the predecessor of CBRE Group, Inc., from May 1999 to September 2001 and President of Brokerage Services from August 1997 to May 1999. Mr. White served on the board of directors of CBRE Group, Inc. (and its predecessor) from 1998 until January 24, 2013. Mr. White currently serves as a member of the board of directors of Edison International and its wholly owned subsidiary, California Edison Company, a California public utility company, positions he has held since 2007.
Mr. White brings to the Board nearly 30 years of experience in the commercial real estate sector, and he has served as chief executive officer of a Fortune 500 company. His wealth of operational experience on a global scale, financial acumen and in-depth knowledge of the real estate industry are qualities which the Board considered in appointing Mr. White to the Board.
Directors Continuing in Office for a
Term Expiring at the 2014 Annual Meeting
Travis W. Hennings, age 30, was appointed to the Board of Directors of Realogy Holdings Corp. on October 16, 2012, following the consummation of our initial public offering. Mr. Hennings is a principal of Apollo and has been employed by Apollo since August 2007. Prior to that time, Mr. Hennings was employed by Citigroup in its Investment Banking Division from July 2004 to July 2007.
Mr. Hennings is affiliated with Apollo, has significant experience making and managing private equity investments on behalf of Apollo and has been involved with managing Apollo's investment in the Company since January 2011.
Scott M. Kleinman, age 39, has served as a director since April 2007. Mr. Kleinman is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman also serves on the boards of directors of Momentive Performance Materials Holdings LLC, Momentive Peformance Materials, Inc., Verso Paper Holdings, LLC, Verso Paper Corp., Verso Paper Inc., Taminco Global Chemical Corporation, and LyondellBasell Industries, N.V. During the past five years, Mr. Kleinman served on the board of Hexion Specialty Chemicals, Inc. (now known as Momentive Specialty Chemicals, Inc.) from August 2004 to October 2010, was a member of the board of managers of Momentive Specialty Chemicals Holdings LLC from August 2004 to October 2010 and was on the board of Noranda Aluminum Holding Corporation from December 2007 to September 2011.
Mr. Kleinman has significant experience making and managing private equity investments on behalf of Apollo and his experience with Realogy dates back to 1997-2002 when Apollo and Cendant Corporation (the company from which we separated in July 2006, "Cendant") were partners in the ownership and operation of the NRT (our company-owned brokerage) business prior to Cendant acquiring full ownership of that business.
Directors Continuing in Office for a
Term Expiring at the 2015 Annual Meeting
Marc E. Becker, age 40, has served as a director since April 2007 and as Chair of our Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee since February 2008, August 2009 and October 2012, respectively. He served as a member of our Audit Committee from February 2008 to October 2012. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Affinion Group Holdings, Inc., Apollo Residential Mortgage, Inc., SourceHOV Holdings Inc., Evertec Group, LLC and Evertec LLC.

During the past five years, Mr. Becker has also served as a director of Vantium Capital, Inc. from January 2007 to October 2012, Countrywide plc from May 2007 to February 2009 and Quality Distribution, Inc. from June 1998 to May 2011.
Mr. Becker is affiliated with Apollo, has significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition. He has been intimately involved in the management of Apollo's investment in the Company since the acquisition date.
Richard A. Smith, age 59, has served as our President and Chief Executive Officer since November 13, 2007, and has served as a director since our separation from Cendant in July 2006 and as a member of our Executive Committee since its formation in August 2009. On February 27, 2012, Mr. Smith was elected as our Chairman of the Board of Directors, effective March 15, 2012. Prior to November 13, 2007, he served as our Vice Chairman of the Board of Directors and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant’s Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Directors of Realogy during his employment term. His current term of employment ends on April 9, 2016, subject to automatic renewal for an additional one year pursuant to the terms of the employment agreement if neither party provides a 90-day notice of non-renewal.
Mr. Smith has served as our Chief Executive Officer since November 2007 and as President since July 2006 and for nearly a decade prior thereto as the Chairman and Chief Executive Officer of the Cendant Real Estate Division. His current responsibilities as Chief Executive Officer and his leadership as President prior thereto and as the head of our business while it was a part of Cendant make him well qualified to serve on the Board of Directors.
Michael J. Williams, age 55, has been a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 and a member of the Compensation Committee since January 7, 2013. Since November 2012, Mr. Williams has served as a senior advisor to Sterling Partners, a private equity firm with offices in Chicago and Baltimore, and as chairman of the board of directors of Prospect Mortgage LLC, a Sterling Partners' portfolio company. He served as President and Chief Executive Officer of Fannie Mae, and a member of its board of directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae’s Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae’s Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President—Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President—e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Mr. Williams extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
V. ANN HAILEY, M. ALI RASHID AND BRETT WHITE

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
(all amounts in this section are in actual dollars unless otherwise noted)
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2012 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our "named executive officers" or "NEOs") as follows:

Richard A. Smith	Chairman, Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Kevin J. Kelleher	President and Chief Executive Officer of Cartus
Alexander E. Perriello, III	President and Chief Executive Officer of Realogy Franchise Group
Bruce Zipf	President and Chief Executive Officer of NRT LLC
Our Board of Directors has determined that these officers are the current named executive officers based upon their duties and responsibilities.
The Compensation Committee and the Board of Directors believe in performance-based compensation. In the five year period leading up to the October 2012 IPO and related transactions, the Company operated with a debt-heavy capital structure with substantial interest obligations, while concurrently managing through the most significant and lengthy downturn in housing since the Great Depression. The measurable performance objectives set by the Compensation Committee during this period, which included 2012, were: (1) to maintain compliance with the debt covenant that required a senior secured debt to adjusted EBITDA ratio of 4.75 to 1 by March 31, 2011 and beyond; (2) to assure adequate liquidity to operate the Company even as it sustained negative cash flow resulting from the weak residential real estate market and high interest payments; (3) to meet annual Adjusted EBITDA targets set each year; and (4) to position the Company for a housing recovery by maintaining its leading market position and retaining its customers, franchisees, independent agents, and key management personnel.  These performance objectives were met, and facilitated the IPO and related transactions that occurred in the fourth quarter of 2012. Looking forward to 2013 and beyond, we will continue to use performance-based compensation and anticipate that short and long-term plans will include measurable performance goals.
Executive Summary. The year 2012 was unique because of the dramatic improvement in the Company's financial performance and capital structure. In particular, our financial performance was reflective of steps taken to position the Company to benefit from a recovery in the residential real estate market, with our revenues up 14% year-over-year. In addition, we consummated our initial public offering and related transactions in October 2012, which reduced our total net indebtedness as of December 31, 2012 by $3.1 billion and increased our stockholders' equity value by $3 billion from a deficit of $1.5 billion at the end of 2011 to a positive $1.5 billion at the end of 2012. The trading price of our common stock increased significantly during the fourth quarter of 2012 with the stock price rising approximately 23% from the closing sale price of $34.20 per share on October 11, 2012, our first day of trading on The New York Stock Exchange, to $41.96 per share on December 31, 2012.
The compensation earned by our named executive officers during 2012 was designed to reflect the ongoing uncertainties in the residential real estate industry as 2012 commenced (including a Company preference for cash conservation), while at the same time intended to reward executives to the extent the Company achieved a significant improvement in its financial results for 2012. In addition, the compensation plans for 2012 were designed to address the very modest amount of equity compensation that had been awarded during the prior years (with stock-based compensation to the named executive officers representing approximately 1% of the total outstanding equity on a fully diluted basis as of December 31, 2011) and to move the compensation structure towards a better mix of cash and equity awards designed to align their interests with those of the stockholders. In particular,

•	Base salary adjustments: Effective January 1, 2012, we increased the annual rates of base salary paid to three of our named executive officers as follows:

Executive	January 1, 2012 Base Salary
	Base Salary	$ Change	% Change
Anthony E. Hull	$600,000	$25,000	4.3%
Kevin J. Kelleher	475,000	25,000	5.3%
Bruce G. Zipf	575,000	15,000	2.7%

•
Annual incentive award (payable in shares and cash): Four of the five NEOs received the maximum amounts payable under the 2012 Realogy Executive Incentive Plan reflective of the significant financial performance during 2012 with three of the five NEOs electing to receive at least two-thirds of the payouts under the plan in shares.

•	Long-term equity incentives:

◦
as part of a broad-based stock option grant program in April 2012, the named executive officers received stock option grants; this grant program was intended by the Compensation Committee to reintroduce annual stock based incentives and to make stock based compensation a more meaningful portion of an executive's total compensation;

◦
as part of the Realogy Phantom Value Plan implemented in January 2011, the named executive officers received stock option grants in April and October 2012, which were issuable on each interest payment date that Apollo received a cash interest payment with respect to the Convertible Notes it then held; and

◦
as part of the Company's initial public offering in October 2012, the named executive officers received stock option and restricted stock grants to align a significant portion of their total compensation with the value of the Common Stock following the initial public offering and to recognize their significant value to the Company as it became a publicly-traded company.

•	Long-term cash incentives:

◦
in 2012, the NEOs received the balance of the retention payments under the multi-year retention plan adopted in late 2010. That plan was put in place in light of the ongoing housing downturn and the Company's then highly leveraged financial position. The Company had terminated its 2010 bonus plan and eliminated a 2011 bonus plan and instead implemented a multi-year cash retention program, under which participants, including the named executive officers, received retention payments in 2011 and 2012. During 2013, the Company expects that there would be no such retention program, but only the normal annual bonus plan, payable in cash with an NEO election to receive all or a portion of the amount of the bonus exceeding target in a restricted stock unit to receive shares of Realogy Holdings common stock (with a share-based premium and subject to a lock-up) in 2014; and

◦
the Realogy Phantom Value Plan, which was implemented in January 2011, remained in effect, and continues to provide a long term incentive to the named executive officers as they are entitled to a cash payment under that plan at such time or times that Apollo receives cash upon the sale or transfer of the shares of common stock issued to its affiliate, RCIV Holdings (Luxembourg) S.a.r.l. upon conversion of its Convertible Notes. At a named executive officer's election, this plan also provides a stock based incentive. In the event that a payment is to be made to a named executive officer under this plan, he or she may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due to such participant, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance.

As noted above, the year 2012 was unique because of the dramatic improvement in the Company's financial performance and capital structure. The Company expects that in the future, broad-based equity grants generally will occur only once per year.
Compensation Philosophy and Objectives. Our primary objective with respect to executive compensation is to design and implement compensation policies and programs that efficiently and effectively provide incentives to, and motivate, officers and key employees to increase their efforts towards creating and maximizing stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation to key employees remains competitive relative to the compensation paid by similar sized companies. The Compensation Committee believes executive compensation packages provided by us to our executives, including our named executive officers, should include both cash and stock-based compensation that reward performance as measured against established performance goals and/or an increase in the value of our Company. There is no formulaic approach using executive compensation survey data on market comparables in determining the amount of total compensation to each named executive officer. Each element of compensation is determined on a subjective basis using various factors at the Compensation Committee’s sole discretion. During 2012, and in particular, in light of the Company's initial public offering and related transactions and the resulting deleveraging, the Compensation Committee focused a significant portion of executive compensation on stock based compensation, including with the IPO equity grants described below.
Compensation Committee; Consultant; and Role of Chief Executive Officer. The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation related decisions relating to our named executive officers based upon recommendations from our Chief Executive Officer. The Compensation Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The

Compensation Committee’s membership is determined by the Board. A majority of the members of the Compensation Committee are Independent Directors and it is expected that by October 2013, all of its members will be Independent Directors. The Compensation Committee Chair reports at our Board meetings on Committee actions and recommendations. Prior to our initial public offering, the Compensation Committee was comprised of Messrs. Becker (Chair) and Rashid, affiliates of Apollo. As of the closing of our initial public offering, Ms. Hailey, an Independent Director, was added as a third member of the Compensation Committee, and on January 7, 2013, Mr. Williams, another Independent Director, replaced Mr. Rashid as a member of the Compensation Committee. Accordingly, as of January 7, 2013, a majority of the Compensation Committee is comprised of Independent Directors.
Role of Compensation Consultant. In connection with our initial public offering, the Compensation Committee retained PM&P Partners LLC ("PM&P") as a third-party advisor to provide independent advice, research and evaluation related to executive compensation.
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.
PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P does not provide services to the Company other than executive compensation consulting to the Compensation Committee. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P in 2012, and determined that PM&P's work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by The New York Stock Exchange. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Compensation Committee utilizes reports and analyses prepared by PM&P. PM&P was retained to provide the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends.
Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President, Chief Executive Officer and Chairman of our Board of Directors, annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself), and Mr. Smith’s performance is annually reviewed by the Compensation Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Compensation Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Chief Administrative Officer participates in the data analysis process.
Executive Compensation Elements. The principal components of compensation for our named executive officers in 2012 were:

•	base salary;

•	annual incentive award payable in shares (that vested upon issuance) and cash;

•	long term incentive awards: stock options and restricted stock; a multi-year retention plan; and a phantom value plan; and

•	other: severance and other benefits and limited perquisites.
Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his position, scope of responsibility and contribution to our earnings. The initial base salary for our named executive officers was established in their employment agreements entered into upon consummation of the merger in April 2007 pursuant to which we were acquired by Apollo (the "Merger") and were generally the same as the base salary that the named executive officers had been paid at the time of Realogy’s separation from Cendant in 2006.
Due to the lengthy and prolonged downturn in the real estate market, no changes to the base salaries of the named executive officers were made from 2008 to March 31, 2011. In April 2011, the Compensation Committee, acting on the recommendation of the Chief Executive Officer, approved base salary adjustments that were effective on April 1, 2011 for each of the named executive officers, with the exception of the Chief Executive Officer, and for Messrs. Hull, Zipf, and Kelleher a second adjustment was approved which was effective on January 1, 2012. The Compensation Committee determined that the recommended base salary adjustments were warranted after consideration of the below factors and recognizing that the named executive officers’ base salaries had not changed since 2007. The April 1, 2011 and the January 1, 2012 base salary adjustments are detailed below:

Executive	Previous Base Salary	April 1, 2011 Base Salary			January 1, 2012 Base Salary			Total Changes
		Base Salary	$ Change	% Change	Base Salary	$ Change	% Change	$ Change	% Change
Anthony E. Hull	$525,000	$575,000	$50,000	9.5%	$600,000	$25,000	4.3%	$75,000	14.3%
Kevin J. Kelleher	416,000	450,000	34,000	8.2%	475,000	25,000	5.6%	59,000	14.2%
Alexander E. Perriello, III	520,000	550,000	30,000	5.8%	550,000	—	—	30,000	5.8%
Bruce G. Zipf	520,000	560,000	40,000	7.7%	575,000	15,000	2.7%	55,000	10.6%
Salary levels are generally reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives, including our named executive officers, are based on the Compensation Committee’s assessment of individual performance taking into account recommendations from Mr. Smith. In reviewing base salaries for executives, the Compensation Committee considers an internal review of the executive’s compensation, individually and relative to other officers with a primary emphasis on each executive’s ability to contribute to the Company’s financial and strategic goals. The Compensation Committee also considers the individual sustained performance of the executive over a period of time as well as the expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board of Directors) contemplates salary increases. Any base salary adjustment is made by the Compensation Committee subjectively based upon the foregoing and does not specifically weight any one factor in setting base salaries.
Annual Incentive Award. Our NEOs generally participate in an annual incentive compensation program with performance objectives established by the Compensation Committee and communicated to our NEOs generally within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our NEOs is 100% of his annual base salary, or, in Mr. Smith’s case, given his overall greater responsibilities for the performance of the Company, 200% of his annual base salary.
On February 27, 2012, the Compensation Committee approved the annual incentive structure for 2012 under the 2012 Executive Incentive Plan applicable to the NEOs. The performance criteria under the 2012 Executive Incentive Plan were based on consolidated and business unit EBITDA or earnings before interest, taxes, depreciation and amortization (as EBITDA is defined in the 2012 Executive Incentive Plan). The incentive opportunity for Mr. Smith and Mr. Hull were based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce incentive payouts under the 2012 Executive Incentive Plan at 25%, 100%, 125% or 150% of the target annual bonus amounts, respectively. The minimum EBITDA performance level, at which there would be a payout equal to 25% of a named executive officer's target bonus amount was set at approximately 90% of consolidated target EBITDA and, with respect to the NEOs that are Chief Executive Officers of the four business units, a percentage ranging from approximately 90% to 94% of their respective consolidated business unit target EBITDA. The maximum EBITDA performance level, at which there would be a payout equal to 150% of a named executive officer's target bonus amount, was set at approximately 115% of consolidated target EBITDA and, with respect to the named executive officers that are Chief Executive Officers of the four business units, a percentage ranging from approximately 111% to 116% of their respective consolidated business unit target EBITDA. Where performance achievement was between performance levels, incentive payments were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer may qualify for an incentive payment.

The pre-established Plan EBITDA performance levels are set forth below:

Plan EBITDA Performance Level*	Plan EBITDA Performance Levels by Business Unit (in millions)
	Payout as % of Target	Consolidated Realogy	RFG	NRT**	Cartus	TRG
Threshold	25%	$475	$116.7	$266.0	$115.6	$30.2
Target	100%	525	128.7	292.5	123.6	33.7
Above Target	125%	578	141.9	319.7	132.6	37.2
Maximum	150%	604	147.7	333.0	136.6	39.0
_______________
* EBITDA targets are before spillover 2011 retention, legacy and restructuring expenses.
** NRT EBITDA targets are before payment of intercompany royalty to RFG.
Unlike traditional short-term incentive programs, any amount payable under the 2012 Executive Incentive Plan was payable in shares of our common stock and cash. This design reflects the market uncertainty present at the time the Plan was adopted and the Company's preference for lower cash obligations. At payouts below target, the cash portion represented 30% of the incentive payment and at or above target, the cash portion would increase to 50%, though in the case of Mr. Smith, he was to receive only shares of common stock for any payout below target. The number of shares received were to be based upon the fair market value of the common stock as of January 1, 2013 by dividing (1) the dollar amount of a participant’s incentive payment that is payable in shares by (2) the fair market value of the shares on January 1, 2013, as determined by the Compensation Committee. If target EBITDA were achieved or exceeded, the number of shares to be issued would be the number of shares determined by the formula in the preceding sentence, multiplied by 1.20. If an incentive payment were payable, named executive officers could elect to receive additional shares (calculated on the same basis) in lieu of all or a portion of the cash incentive payment that would otherwise be payable to him.
In December 2012, the Compensation Committee amended the 2012 Executive Incentive Plan to modify the timing of the payments thereunder. As amended, the plan authorized the payment of 11/12ths of the estimated incentive amounts payable under the plan in December 2012, with the remaining 1/12th held back and subject to adjustment based upon the audited financial statements for the year ended December 31, 2012. The remaining payment, if any, was payable no later than March 15, 2013. Under the amendment, the Compensation Committee was authorized to utilize the unaudited consolidated financial results of Realogy Holdings for the 11 months ended November 30, 2012 and the projected December 2012 financial results to determine consolidated EBITDA and business unit EBITDA for purposes of the incentive payments payable in December 2012. Under the amendment, the incentive payments payable in December 2012 would remain payable in stock and cash, but for administrative purposes the remaining payment in March 2013 would be payable entirely in cash. Under the amendment, the date for determining the share price for purposes of determining the number of shares issuable would be the date on which the Committee approved the December 2012 payments and, for administrative reasons, the plan amendment allowed participants to elect, prior to the date on which the Compensation Committee determined the extent to which the Plan performance objectives have been met, whether to take additional shares in lieu of all or a portion of the cash portion of a December 2012 payout.
The Compensation Committee amended the plan in light of the following factors: (1) 2012 had been a turnaround year for the residential real estate market and the Company in particular, with EBITDA results (other than those at Cartus) as of early December 2012, that far exceeded those budgeted at the beginning of the year; (2) from a cash flow perspective, the accelerated payments would benefit approximately 1,600 participants in two annual incentive plans, and not just those participants who benefited from equity grants in connection with the Realogy Holdings' initial public offering; and (3) payments in 2012 would reduce uncertainty with respect to the impact of potential federal and state income tax reform on the net bonus payments.
On December 19, 2012, the Compensation Committee determined the extent to which the EBITDA targets had been achieved, subject to adjustment based upon full year 2012 actual results, and based upon the elections that three of the named executive officers had made to receive additional shares of stock (with the 1.20 multiplier referred to above) in lieu of cash, approved stock and cash based payments set forth in the table. On February 21, 2013, the Compensation Committee approved the cash amounts paid in March 2013 set forth in the table below to the named executive officers, which for Messrs. Kelleher and Perriello, reflected an adjustment from the December 2012 estimates based upon full year actual Plan EBITDA for Cartus and RFG, respectively.

Name	Annual Incentive Target	Payment Weighting		Performance Level Achieved			% of Dec. Payment Made in Stock (1)(2)	December 28, 2012 Payout (3)			Shares Issued		March 2013 Cash Payment	Total 2012 EIP Payment (7)
		Unit	Realogy	Unit	Realogy	Weighted		Stock $ (4)	Cash Payment	Total Payout	# Shares (5)	Net Shares (6)
Richard A. Smith	$2,000,000	N/A	100%	N/A	150%	150%	80%	$2,640,000	$550,000	$3,190,000	65,787	35,295	$250,000	$3,440,000
Anthony Hull	600,000	N/A	100%	N/A	150%	150%	80%	792,000	165,000	957,000	19,737	11,741	75,000	1,032,000
Kevin Kelleher	475,000	50%	50%	46%	150%	98%	57%	279,755	199,203	478,958	6,972	4,661	19,198	498,156
Alexander Perriello, III	550,000	50%	50%	150%	150%	150%	50%	438,625	365,521	804,146	10,931	6,958	96,479	900,625
Bruce Zipf	575,000	50%	50%	150%	150%	150%	70%	664,125	237,188	901,313	16,550	9,950	71,875	973,188
_______________

(1)	Reflects elections to increase stock portion of payment before 20% stock payment premium. All NEOs except Messrs. Kelleher and Perriello elected to increase stock payment.

(2)	For Mr. Kelleher, the Cartus stock-based payment was 70% (per Plan) and the Realogy portion was 50%.

(3)	Represented 11/12s of the full year payout, or in the case of Mr. Kelleher, 95.6% and Mr. Perriello, 88.6%.

(4)	Includes 20% stock payment premium (earned by all units except the stock portion of Mr. Kelleher's Cartus payment).

(5)	Shares issued were calculated using the $40.13 per share closing sale price of Realogy common stock on The New York Stock Exchange on December 19, 2012.

(6)	After shares withheld to settle taxes.

(7)	Includes cash payments payable in March 2013.
The payments under the 2012 Executive Incentive Plan to be paid in March 2013 will be substantially lower than the amount typically paid within the first 75 days following the year in which the annual bonus is earned due to the acceleration of the payment of substantially all of the 2012 bonus to December 2012.
In connection with the Company's initial public offering, the Company adopted the 2012 Short Term Incentive Plan (the "2012 STIP") to provide future annual incentive awards based on the achievement of certain performance goals. No awards were made under the 2012 STIP in 2012.
On February 21, 2013, the Compensation Committee approved the annual incentive structure for 2013 under the 2013 Executive Incentive Plan applicable to the NEOs. This plan has been established pursuant and subject to the terms of the 2012 STIP. The performance criteria under the 2013 Executive Incentive Plan are based on consolidated and business unit EBITDA or earnings before interest, taxes, depreciation and amortization (as EBITDA is defined in the 2013 Executive Incentive Plan). The incentive opportunity for Mr. Smith and Mr. Hull are based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) are based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels have been set that, if achieved, would produce incentive payouts under the 2013 Executive Incentive Plan at 25%, 100% or 150% of the target annual bonus amounts. The minimum EBITDA performance level, at which there would be a payout equal to 25% of a named executive officer's target bonus amount, has been set at an amount which exceeds the actual 2012 EBITDA results excluding IPO related costs, and restructuring, early extinguishment of debt and legacy charges. Where performance achievement falls between performance levels, incentive payments are determined by linear interpolation. Our consolidated EBITDA threshold has to be achieved before any named executive officer may qualify for an incentive payment.
NEOs will have the opportunity to elect to receive restricted stock units to receive fully-vested shares of Realogy Holdings common stock in lieu of cash for any payments made in excess of their target annual bonus amounts. A 10% share-based premium will be applied to any payments made in restricted stock units and the underlying shares will not be subject to resale until September 2, 2014.
Mr. Smith is entitled to an additional annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expenses, but did receive this bonus in January 2011 in the amount of $97,000 (in respect of 2010), August 2012 in the amount of $97,000 (in respect of 2011) and December 2012 in the amount of approximately $112,000 (in respect of 2012).

Long Term Equity Incentives.
Broad Based 2012 Annual Grant. To provide key employees with additional incentives aligned with the interests of our stockholders and recognizing the very limited equity grants made during the preceding five years (and the significant gap in equity compensation when compared to similarly situated companies), on April 30, 2012, the Compensation Committee approved the grant of non-qualified options to purchase an aggregate of approximately 1.0 million shares to key employees of the Company, including the named executive officers. The options have a term of 10 years and the exercise price of the options is $17.50 per share, representing the fair market value per share of our common stock on the date of grant, as determined by the Compensation Committee. The options become exercisable over a four-year period at the rate of 25% per year, commencing one year from the date of grant. Pursuant to this action, the named executive officers received options to purchase the following number of shares:

Name	Number of Shares Underlying Option Grant
Richard A. Smith	120,000
Anthony E. Hull	33,000
Kevin J. Kelleher	26,000
Alexander E. Perriello, III	30,000
Bruce Zipf	31,000
In making the grants, the Compensation Committee accepted the recommendations made by the Chief Executive Officer (other than as to himself) who had worked in conjunction with the Chief Administrative Officer in making the recommendations. The Company used Towers Watson general industry long-term incentive data to determine the external benchmark value as a percentage of annual base salary.  The external market value was determined to be 400% of annual base salary for the Chief Executive Officer and 175% of annual base salary for the other named executive officers. Giving consideration to various factors including our then current private status, the Compensation Committee determined the value of the grant at approximately one-third of the external market or approximately 130% of base salary for the Chief Executive Officer and approximately 60% of base salary for the other named executive officers. The Compensation Committee did not rely, in any material respect, on the specific data from the individual companies participating in the Towers Watson Survey.
IPO grants. In connection with our initial public offering, the Company adopted the 2012 Long Term Incentive Plan (the "2012 LTIP") to provide long-term incentive awards that will attract, motivate and retain key employees. Under the 2012 LTIP, our named executive officers and certain Company employees were awarded initial stock option grants to purchase shares of our common stock, in connection with the Company's initial public offering. The option grants vest over four years, with 25% vesting on each anniversary of the grant date. The options have a ten-year term. A total of approximately 1,653,000 shares are issuable upon the exercise of these initial option grants and the exercise price per share of the options is $27 per share, equal to the initial public offering price per share of common stock in our initial public offering.
In addition, our named executive officers and certain Company employees were awarded grants of restricted stock under the 2012 LTIP on October 10, 2012, the effective date of our initial public offering. The restrictions on the shares of restricted stock lapse over three years, with 33.33% lapsing on each anniversary of the grant date. The number of shares of restricted stock granted was determined using the initial public offering price per share of our common stock. A total of approximately 290,000 shares of restricted stock were granted.
PM&P provided advice to the Compensation Committee with respect to the IPO grants described above. PM&P analyzed the equity practices of the 18 companies listed below that had completed an initial public offering within the past few years, focusing primarily on the equity awards provided to their named executive officers and other key employees. PM&P noted that the peer group utilized for the IPO may not not necessarily be the peer group that the Compensation Committee utilizes in the future with respect to the Company's executive compensation program.
Caesars Entertainment        Allison Transmission Holding        Dunkin Brands Group
Metals USA Holdings        Booz Allen Hamilton Holding        Vanguard Health Systems, Inc.
Noranda Aluminum Holding    Express, Inc.                NXP Semiconductor
Dollar General Corp.        Freescale Semiconductor Ltd.        CKE, Inc.
Rexnord Corp.            Sensata Technolgies Holdings        Vantiv, Inc.
HCA Holdings            Nielsen Holdings N.V.            Hyatt Hotels
PM&P analyzed the public disclosures of each of these peer companies to understand the shares reserved at the time of its initial public offering, equity dilution resulting from the equity grants made at the time of the initial public offering, beneficial ownership of common stock by its named executive officers immediately following the initial public offering, annual share usage for equity grants, and the prevalence of grants issued to named executive officers at the time of an initial public offering. PM&P findings were then presented to the Compensation Committee for consideration. After reviewing the PM&P analysis, the Compensation Committee recommended and the Board approved, stock option and restricted stock awards to the NEOs and other key employees.
The following table sets forth the IPO option grants and restricted stock awards made to the named executive officers:

Name	Number of Shares Underlying Option Grant	Number of Shares of Restricted Stock
Richard A. Smith	360,000	94,772
Anthony E. Hull	120,000	28,962
Kevin J. Kelleher	72,000	19,179
Alexander E. Perriello, III	80,000	24,283
Bruce Zipf	92,000	23,394
The award agreements for these IPO grants generally provide that with respect to each outstanding option or restricted stock award that is assumed or substituted in connection with a change in control, in the event that during the twenty-four (24) month period following such change in control a participant’s employment or service is terminated without cause by the Company or any affiliate or the participant resigns from employment or service from the Company or any affiliate with “good reason” (as defined in the award agreement), options will become fully vested and exercisable and restricted stock awards will become fully vested. But with respect to each outstanding option or restricted stock award that is not assumed or substituted in connection with a change in control, immediately upon the occurrence of the change in control, options will become fully vested and exercisable and restricted stock awards will become fully vested.
As CEO of the Company, Mr. Smith received equity grants in connection with the initial public offering that are significantly larger than those received by the Chief Financial Officer and the other named executive officers. Mr. Smith's IPO awards recognize the scope of his responsibilities as CEO and his leadership navigating the Company and its debt-heavy capital structure during the most significant and lengthy downturn in the housing market since the Great Depression and positioning it to effect its initial public offering in October 2012. In addition, the size of Mr. Smith's IPO grants relative to the IPO grants to the other NEOs is consistent with the practice among companies going public that chief executive officers receive a substantially larger equity stake at or near the time of the offering to recognize the years of leadership, commitment and hard work required to build and lead a company through the process. The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and with respect to the awards made to the CFO, his significant role with respect to our initial public offering and our capital structure.
See also discussion below under "Long Term Cash Incentives—Phantom Value Plan" for a discussion of stock options granted to the NEOs in 2012 in accordance with the terms of the Phantom Value Plan. Neither our Board of Directors nor the Compensation Committee has adopted any formal policy regarding the annual timing of any future equity awards.
Long Term Cash Incentives
Multi-Year Retention Plan. In November 2010, the Compensation Committee approved the 2011-2012 Multi-Year Retention Plan. The 2011-2012 Multi-Year Retention Plan provided for a retention payment equal to 200% of each of the named executive officer’s target annual bonus, payable in two equal installments in each of 2011 and 2012, subject to the executive’s continued employment with Realogy. The Compensation Committee approved the plan to provide retention value to Realogy with respect to such key personnel, particularly given the continuing uncertainty regarding company performance over the near term, which is significantly influenced by macro-economic factors beyond management’s control, including continuing high unemployment, uncertainty about housing values, and the inability of the 2009 and 2010 federal homebuyer tax credits to fuel a sustained housing recovery. In December 2011, the Compensation Committee amended the 2011-2012 Multi-Year Retention Plan to modify the 2012 payment schedule (which originally provided for 50% of a named executive officer’s 2012 retention payment to be made in each of April and October 2012), such that the named executive officers received 60% of their 2012 retention amount in July 2012 and the remaining 40% in October 2012. The Compensation Committee made the change to the 2012 payment schedule in order to better align the Company’s significant fixed and capital expenditures with its strongest periods of cash flow generation—historically the second and third quarters of the year.
Phantom Value Plan. Our Board of Directors approved the Realogy Group Phantom Value Plan (the “Phantom Value Plan”) in January 2011 to provide the NEOs and three other executive officers with a renewed incentive to generate value in the Company. The action was taken following a review by the Compensation Committee of the then existing equity incentives, and in particular the realization that the value of our common stock was significantly below the $250.00 price at which the named executive officers had purchased shares in 2007, the $250.00 per share exercise price of the options granted to them in 2007 and the $250.00 per share implied grant date value of the restricted stock granted to them in 2007.

The Phantom Value Plan provides the participants with the opportunity to receive compensation based upon the Company’s success and the cash received by RCIV upon the transfer or sale of the 57,462,269 shares of Common Stock that RCIV received in connection with our initial public offering (the "RCIV Shares") upon conversion of the Realogy Group Convertible Notes in the aggregate principal amount of $1,338,190,220 that had been issued to RCIV in January 2011 (the "RCIV Notes").
The amount of each Incentive Award granted to a participant was determined by the sum of (1) the shares of our common stock purchased by the executive at $250.00 per share in April 2007 and (2) the value of the executive officer’s initial restricted stock grant in April 2007, net of shares forfeited to pay minimum withholding taxes due upon vesting. On the foregoing basis, in January 2011, our Board of Directors made initial grants of Incentive Awards of approximately $21.8 million, of which an aggregate of approximately $18.3 million was granted to the named executive officers, as follows:

Name	Incentive Award
Richard A. Smith	$9,120,250
Anthony E. Hull	2,820,250
Kevin J. Kelleher	1,810,690
Alexander E. Perriello, III	2,320,250
Bruce Zipf	2,240,500
Each participant is eligible to receive a payment with respect to his or her Incentive Award at such time and from time to time that RCIV receives cash upon the transfer or exchange of RCIV Shares. including any third party sale. A payment would be an amount which bears the same ratio to the dollar amount of the Incentive Award as (i) the aggregate amount of cash received by RCIV at such time for the transfer or exchange of all or a portion of the RCIV Shares bears to (ii) $1,338,190,220, representing the aggregate principal amount of the RCIV Notes on the date of issuance. The participants were not entitled to a payment under the Phantom Value Plan in connection with our initial public offering because RCIV received the RCIV Shares upon conversion of the Convertible Notes and the related letter agreement between the Company and Apollo described under "Related Party Transactions" and did not receive any cash upon the conversion of the RCIV Notes.
In the event that a payment is to be made with respect to an Incentive Award, a participant may elect to receive, in lieu of the cash payment, a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards are subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.
On each date RCIV received cash interest on the RCIV Notes (or a cash fee in an amount equal to the cash interest), participants were granted stock options under the Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to 5.5% of their respective Incentive Award amounts. The stock option grants to our Chief Executive Officer, however, were limited to 50% of the foregoing stock option amount for the interest payment dates in April and October 2011, but that restriction in the Phantom Value Plan has been eliminated for future option grants by a November 2011 amendment to the Phantom Value Plan. Generally, each grant of stock options vests in three equal annual installments from the grant date, subject to the executive’s continued employment, and vested stock options become exercisable on October 10, 2013, one year following the completion of our initial public offering. The stock options have a term of 7.5 years. In April and October of each of 2011 and 2012, stock options were granted to participants in accordance with the terms of the Phantom Value Plan. No further options are issuable pursuant to the Phantom Value Plan as the RCIV Notes are no longer outstanding.
Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant's employment for any reason. The Incentive Awards also terminate 10 years following the date of grant. In the event of a change in control, Incentive Awards will be subject to acceleration and payment only if RCIV receives consideration with respect to the RCIV Notes in the change in control transaction.
Limited Other Benefits and Perquisite Programs.
Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 25% of amounts contributed by the officer (increasing to 50% effective May 1, 2013), subject to a maximum of 6% of eligible compensation.

Mr. Kelleher is our only NEO that participates in a defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
The Compensation Committee adopted a policy in December 2006 that limits use of our fractional aircraft ownership (only Mr. Smith has access, subject to availability, for personal use, and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our employees. During 2012, Mr. Smith reimbursed us for all variable costs associated with his personal use of the aircraft in which we have a fractional ownership interest.
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. The employment agreements entered into with our NEOs at the effective time of the Merger provide for severance pay and benefits under certain circumstances. The level of the severance pay and benefits is substantially consistent with the level of severance pay and benefits that the NEOs were entitled to under the agreements they had with Realogy following its separation from Cendant but prior to the consummation of the Merger.
Under our employment agreements with our NEOs, the severance pay is equal to a multiple of the sum of his annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without “cause” by the Company or a termination for “good reason” by the executive, as such terms are defined in the employment agreements. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200%, and for each other named executive officer, 100% (though in the case of such a termination of employment within twelve months following Sale of the Company (as defined in the Stock Incentive Plan), their multiple is 200%). The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith’s overall greater responsibilities for our performance and Mr. Hull’s significant responsibilities as our Chief Financial Officer. Mr. Smith is our only officer who has tax reimbursement protection for “golden parachute excise taxes,” subject to a cutback of up to 10%—a benefit he had under the employment agreement that he entered into at the time of our separation from Cendant.
The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event his employment is terminated by reason of death or disability. For more information on the employment agreements, see “—Potential Payments upon Termination or Change in Control.”
The Compensation Committee believes the severance and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive’s employment without cause or by the employee for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business. As set forth above, the enhanced severance pay and benefits payable to Messrs. Kelleher, Perriello and Zipf in the event of a termination of employment under certain circumstances within twelve months of a Sale of the Company are substantially consistent with the contractual rights they had prior to the Merger.
Forfeiture of Awards in the Event of Financial Restatement. We have not adopted a policy with respect to the forfeiture of equity incentive awards or bonuses in the event of a restatement of financial results, though each of the employment agreements with the named executive officers includes, within the definition of termination for “cause”, an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to its financial statements. In addition, the 2012 STIP and 2012 LTIP provide that the Compensation Committee has the right to provide, in the terms of awards made under the plan, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for “cause,” as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity which constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment agreement, as may be further specified in an award agreement. The Company is analyzing programs that may involve forfeitures and potential clawbacks from executives, but does not anticipate taking any action prior to the release of expected regulations in this area under the Dodd-Frank Act of 2010.
Policies relating to hedging and pledging of Company securities. Our Procedures and Guidelines Governing Securities Trades by Company Personnel prohibit our directors and executive officers and other key employees (unless approved by the Company's securities trading compliance officer) from engaging in hedging transactions or pledging the Company's securities they own or control, including but not limited to our common stock.

Stock Ownership Guidelines. The Company is currently developing stock ownership guidelines which it expects to implement later in 2013 to encourage stock ownership among our executive officers to further the objective of aligning our executives' interests with those of our stockholders.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s five named executive officers. Prior to the Company's initial public offering, our board of directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee has adopted a policy that states, where reasonably practicable, the Compensation Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility of Section 162(m) when it believes, in its judgment, that such payments are appropriate to retain executive talent. Transition provisions under Section 162(m) may apply for a period of three years following the consummation of our initial public offering to certain compensation arrangements that were entered into by the Company before it was publicly held, including the 2007 Stock Incentive Plan, the 2012 STIP and the 2012 LTIP.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.

REALOGY HOLDINGS CORP. COMPENSATION COMMITTEE

Marc E. Becker (Chair)
V. Ann Hailey
Michael J. Williams

2012 Summary Compensation Table
The table below sets forth the compensation we provided in 2012, 2011 and 2010 to our named executive officers.
As discussed in the "Compensation Discussion and Analysis," 2012 compensation reflects the grant date fair value of equity awards made in conjunction with our October 2012 initial public offering as well as the remaining payments under the 2011-2012 Multi-Year Cash Retention Plan and as noted previously, we do not expect to establish a cash retention program for the NEOs in 2013.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)
Richard A. Smith	2012	1,000,000	112,219	5,198,844	6,022,523	2,800,000	—	2,000	15,135,586
Chief Executive Officer and President	2011	1,000,000	97,000	—	—	2,000,000	—	2,000	3,099,000
	2010	1,000,000	—	—	1,005,338	—	—	1,750	2,007,088
Anthony E. Hull	2012	600,000	—	1,573,974	1,920,102	765,000	—	3,750	4,862,826
Executive Vice President, Chief Financial Officer and Treasurer	2011	562,500	—	—	—	525,000	—	3,675	1,091,175
	2010	525,000	—	—	242,250	420,000	—	—	1,187,250
Kevin J. Kelleher	2012	475,000	—	797,588	1,222,996	634,401	134,179	—	3,264,164
President and Chief Executive Officer of Cartus Corporation	2011	441,500	—	—	—	416,000	80,409	—	937,909
	2010	416,000	—	—	193,800	332,800	44,784	—	987,384
Alexander E. Perriello, III	2012	550,000		1,094,266	1,389,459	982,000	—	7,031	4,022,756
President and Chief Executive Officer, Realogy Franchise Group	2011	542,500	—	—	—	520,000	—	2,525	1,065,025
	2010	520,000	—	—	242,250	416,000	—	—	1,178,250
Bruce Zipf	2012	575,000	—	1,295,763	1,535,375	829,063	—	3,649	4,238,850
President and Chief Executive Officer, NRT	2011	550,000	—	—	—	520,000	—	3,558	1,073,558
	2010	520,000	—	—	193,800	416,000	—	—	1,129,800
_______________

(1)
The following are the annual rates of base salary paid to each of the named executive officers as of December 31, 2012: Mr. Smith, $1,000,000; Mr. Hull, $600,000; Mr. Kelleher, $475,000; Mr. Perriello, $550,000; and Mr. Zipf, $575,000.

(2)
In December 2012, the Compensation Committee approved an annual bonus of $112,219 payable to Mr. Smith pursuant to the terms of his employment agreement, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy.

(3)
The table reflects the aggregate grant date fair value of equity awards granted in 2012 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	In 2012, each named executive officer received:

a.
a restricted stock award in October 2012 with a grant date fair value of $27.00 per share, the initial offering price of our initial public offering. One-third of the shares subject to the award vest on each of the first three anniversaries of the date of grant (see "Compensation Discussion & Analysis—Executive Compensation Elements—Long Term Equity Incentives —IPO Grants" and "Grants of Plan-Based Awards for Fiscal 2012"); and

b.
fully vested shares of common stock on December 19, 2012 with a grant date fair value of $40.13 per share (the closing sale price of the common stock on The New York Stock Exchange on that date) as the stock portion of the compensation earned under the Realogy 2012 Executive Incentive Plan (see "Compensation Discussion & Analysis—Executive Compensation Elements—Annual Incentive Award" and "Option Exercises and Stock Vested in 2012").

The following table summarizes the foregoing stock issuances by named executive officer:

Name	Grant Date Fair Value of Restricted Stock Issued in Conjunction with the IPO ($)	Grant Date Fair Value of Common Stock Issued Under the Realogy 2012 Executive Incentive Plan ($)	Total ($)
Richard A. Smith	2,558,844	2,640,000	5,198,844
Anthony E. Hull	781,974	792,000	1,573,974
Kevin J. Kelleher	517,833	279,755	797,588
Alexander E. Perriello, III	655,641	438,625	1,094,266
Bruce Zipf	631,638	664,125	1,295,763

(5)	In 2012, each named executive officer received grants of non-qualified stock options as follows:

a.
non-qualified options in April 2012 and October 2012 under the 2007 Stock Incentive Plan as provided in the Realogy Group Phantom Value Plan. These options vest as to one-third of the total shares subject to the options on each of the first three (3) anniversaries of the date of grant but are not exercisable until one year following a qualified initial public offering. The table reflects the aggregate grant date fair value of these options as the likelihood of the options being exercised is probable as a qualified public offering has occurred; and

b.
non-qualified stock options in April 2012 under the 2007 Stock Incentive Plan and October 2012 under the 2012 LTIP. These options vest as to one-fourth of the total shares subject to the options on each of the first four (4) anniversaries of the date of grant.

(6)
Amounts for 2012 represent: (a) aggregate amount paid in 2012 to the named executive officers under the Realogy 2011-2012 Multi-Year Retention Plan and (b) cash portion of the compensation earned under the Realogy 2012 Executive Incentive Plan, as follows:

Name	Non-Recurring Cash Amounts Paid in 2012 Under the Retention Plan ($)	Cash Payments Paid in 2012 Under the Realogy 2012 Executive Incentive Plan ($)	Total ($)
Richard A. Smith	2,000,000	800,000	2,800,000
Anthony E. Hull	525,000	240,000	765,000
Kevin J. Kelleher	416,000	218,401	634,401
Alexander E. Perriello, III	520,000	462,000	982,000
Bruce Zipf	520,000	309,063	829,063

(7)
None of our named executive officers (other than Mr. Kelleher) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2012 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2011 to December 31, 2012. See “Realogy Pension Benefits” for additional information regarding the benefits accrued for Mr. Kelleher.

Grants of Plan-Based Awards for Fiscal Year 2012
Each of the named executive officers received grants in 2012 under the following non-equity incentive and stock-based compensation plans. Each of the named executive officers:

•
was a participant in the 2012 Realogy Executive Incentive Plan adopted in February 2012, as amended and restated on December 7, 2012, pursuant to which the participant received shares of common stock under the 2007 Stock Incentive Plan and cash in December 2012 and cash in March 2013;

•	received stock options in April and October 2012 under the 2007 Stock Incentive Plan as provided by the Realogy Group Phantom Value Plan;

•	received stock options in April 2012 under the 2007 Stock Incentive Plan; and

•	received stock options and restricted stock awards in October 2012 under the 2012 LTIP in connection with our initial public offering.

Grants of Plan-Based Awards in Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)(3)			All Other Stock Awards: Number of Shares of Stock (#)(4)	All Other Option Awards: Number of Securities Underlying Options (5)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard A. Smith	2/27/2012	41,667	533,333	800,000	11,422	43,858	65,787	—	—	—	—
	4/16/2012	—	—	—	—	—	—	—	33,866	17.50	330,194
	10/15/2012	—	—	—	—	—	—	—	18,090	33.50	243,130
	4/30/2012	—	—	—	—	—	—	—	120,000	17.50	1,230,000
	10/10/2012	—	—	—	—	—	—	—	360,000	27.00	4,219,200
	10/10/2012	—	—	—	—	—	—	94,772			2,558,844

Anthony E. Hull	2/27/2012	40,000	160,000	240,000	2,742	13,158	19,737	—	—	—	—
	4/16/2012	—	—	—	—	—	—	—	10,284	17.50	100,269
	10/15/2012	—	—	—	—	—	—	—	5,594	33.50	75,183
	4/30/2012	—	—	—	—	—	—	—	33,000	17.50	338,250
	10/10/2012	—	—	—	—	—	—	—	120,000	27.00	1,406,400
	10/10/2012	—	—	—	—	—	—	28,962			781,974

Kevin J. Kelleher	2/27/2012	42,552	213,750	320,625	1,899	7,813	11,719	—	—	—	—
	4/16/2012	—	—	—	—	—	—	—	6,603	17.50	64,379
	10/15/2012	—	—	—	—	—	—	—	3,592	33.50	48,276
	4/30/2012	—	—	—	—	—	—	—	26,000	17.50	266,500
	10/10/2012	—	—	—	—	—	—	—	72,000	27.00	843,840
	10/10/2012	—	—	—	—	—	—	19,179			517,833

Alexander E. Perriello, III	2/27/2012	49,271	297,917	446,875	2,199	7,539	11,308	—	—	—	—
	4/16/2012	—	—	—	—	—	—	—	8,461	17.50	82,495
	10/15/2012	—	—	—	—	—	—	—	4,603	33.50	61,864
	4/30/2012	—	—	—	—	—	—	—	30,000	17.50	307,500
	10/10/2012	—	—	—	—	—	—	—	80,000	27.00	937,600
	10/10/2012	—	—	—	—	—	—	24,283			655,641

Bruce Zipf	2/27/2012	51,510	206,042	309,063	2,299	11,033	16,550	—	—	—	—
	4/16/2012	—	—	—	—	—	—	—	8,170	17.50	79,658
	10/15/2012	—	—	—	—	—	—	—	4,444	33.50	59,727
	4/30/2012	—	—	—	—	—	—	—	31,000	17.50	317,750
	10/10/2012	—	—	—	—	—	—	—	92,000	27.00	1,078,240
	10/10/2012	—	—	—	—	—	—	23,394			631,638
_______________

(1)
The awards made on February 27, 2012 set forth in these columns represent the grant made under the 2012 Realogy Executive Incentive Plan, as amended and restated in December 2012 to amend the timing of payments (the “EIP”). The EIP was payable in both shares of common stock and cash with 11/12ths of the payout (before reflecting any share multiplier for achievement at or above target described in footnote (2) below) paid in stock and cash in December 2012 (or in the case of Messrs. Kelleher and Perriello, 95.6% and 88.6%, respectively, of the payout adjusted to reflect the difference between the audited 2012 financial results and the interim financial results utilized for the December 2012 payment) and the remaining percentage paid entirely in cash in March 2013. The performance criteria under the EIP were 2012 consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as that term is defined in the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce bonus payouts under the EIP at 25%, 100%, 125% or 150% of the target annual bonus amounts. Where performance levels fell between achievement percentage levels, bonuses were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of their respective base salaries, or in the case of Mr. Smith, 200% of his base salary.

(2)
At payouts below target, the cash portion represented 30% of the December 2012 incentive payment and at or above target, the cash portion of the December 2012 incentive payment increased to 50%, though in the case of Mr. Smith, he was entitled to receive only shares of common stock for any payout below target. The number of shares received in December 2012 was based upon the fair market value of the common stock as of the date of determination of performance of plan targets by dividing (1) the dollar amount of a participant’s incentive payment that is payable in shares by (2) the fair market value of the shares on the date of determination of achievement of performance objectives. If target EBITDA was achieved or exceeded, the number of shares to be issued (without giving effect to any election described below) was the number of shares determined by the formula in the preceding sentence, multiplied by 1.20. If an incentive payment was payable, the named executive officers could elect to receive additional shares

(calculated on the same basis) in lieu of all or a portion of the December 2012 cash incentive payment that would otherwise have been paid to him.
Where target EBTIDA was achieved or exceeded, the above table gives effect to the elections made by three of the five named executive officers to receive additional shares in lieu of cash. The share numbers set forth in the Target and Maximum columns below the caption "Estimated Future Payouts Under Equity Incentive Plan Awards" were calculated based upon the percentages set forth below and the share price set forth in footnote (3) below; the cash amounts under "Estimated Payouts Under Non-Equity Incentive Plan Awards" at Target and Maximum reflect the balance of the amounts payable under the EIP based upon the elections made by the named executive officers.
As required by the EIP, where target EBITDA was not achieved, the amounts set forth under the Threshold columns in the above table reflect with respect to the December 2012 payment a stock payout at 70%, or in Mr. Smith's case, at 100% (and without any multiplier) and do not give effect to any elections made by the named executive officers to receive additional shares in lieu of cash.

Named Executive Officer	Percentage of entire EIP Payment at Target and Maximum in Shares
Richard A. Smith	75.9%
Anthony E. Hull	75.9%
Kevin J. Kelleher *	58.9%
Alexander E. Perriello, III *	50.0%
Bruce Zipf	67.5%
______________
* Plan default election. Mr. Smith, Mr. Hull and Mr. Zipf all elected to take more than the required payout in shares.

(3)	Share amounts are based upon the $40.13 per share closing sale price of the common stock on December 19, 2012, the date the Board approved the stock issuances.

(4)	See footnote 4(a) to the Summary Compensation Table for vesting terms of restricted stock awarded on October 10, 2012.

(5)
Pursuant to the terms of the Phantom Value Plan and the Incentive Awards made thereunder, we issued non-qualified stock options to the named executive officers on April 16, 2012 and October 15, 2012. The number of stock options granted represented an aggregate value as determined by the Compensation Committee equal to an amount which bore the same ratio to the aggregate dollar amount of the named executive officer’s Incentive Award as the aggregate amount of cash interest received by RCIV on the grant date (or in the case of the October 15, 2012 grant, the cash received upon conversion of the RCIV Notes on October 12, 2012) bore to the aggregate principal amount of the RCIV Notes on the date of their issuance. See footnote 4(b) of the Summary Compensation Table for further information on grant terms of these options.

(6)	See footnote 5(b) to the Summary Compensation Table for vesting terms of options granted on April 30, 2012 and October 10, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table sets forth outstanding stock option awards and restricted stock awards as of December 31, 2012 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3)	Market Value of Shares of Stock That Have Not Vested ($) (4)
Richard A. Smith	—	7,479	22.25	10/15/2018
	—	14,106	22.00	4/17/2019
	—	33,866	17.50	10/16/2019
	—	18,090	33.50	4/15/2020
	18,675	18,675	137.50	11/9/2020
	43,575	43,575	20.75	11/9/2020
	—	120,000	17.50	4/30/2022
	—	360,000	27.00	10/10/2022
					94,772	3,976,633
Anthony E. Hull	—	4,626	22.25	10/15/2018
	—	8,724	22.00	4/17/2019
	—	10,284	17.50	10/16/2019
	—	5,594	33.50	4/15/2020
	4,500	4,500	137.50	11/9/2020
	10,500	10,500	20.75	11/9/2020
	—	33,000	17.50	4/30/2022
	—	120,000	27.00	10/10/2022
					28,962	1,215,246
Kevin J. Kelleher	—	2,970	22.25	10/15/2018
	—	5,601	22.00	4/17/2019
	—	6,603	17.50	10/16/2019
	—	3,592	33.50	4/15/2020
	3,600	3,600	137.50	11/9/2020
	8,400	8,400	20.75	11/9/2020
	—	26,000	17.50	4/30/2022
	—	72,000	27.00	10/10/2022
					19,179	804,750
Alexander E. Perriello, III	—	3,806	22.25	10/15/2018
	—	7,177	22.00	4/17/2019
	—	8,461	17.50	10/16/2019
	—	4,603	33.50	4/15/2020
	4,500	4,500	137.50	11/9/2020
	10,500	10,500	20.75	11/9/2020
	—	30,000	17.50	4/30/2022
	—	80,000	27.00	10/10/2022
					24,283	1,018,915
Bruce Zipf	—	3,675	22.25	10/15/2018
	—	6,931	22.00	4/17/2019
	—	8,170	17.50	10/16/2019
	—	4,444	33.50	4/15/2020
	3,600	3,600	137.50	11/9/2020
	8,400	8,400	20.75	11/9/2020
	—	31,000	17.50	4/30/2022
	—	92,000	27.00	10/10/2022
					23,394	981,612
_______________

(1)
All options with an expiration date of October 15, 2018, April 17, 2019, October 16, 2019 and April 15, 2020 vest as to one-third of the total shares subject to the options on each of the first three anniversaries of their respective dates of grant (April 15, 2011, October 17, 2011, April 16, 2012 and October 15, 2012, respectively) but are not exercisable until October 10, 2013—one year following Realogy Holdings' initial public offering.

(2)
All options with an expiration date of November 9, 2020, April 30, 2022 and October 10, 2022 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (November 9, 2010, April 30, 2012, and October 10, 2012, respectively).

(3)	Restricted stock awards vest at the rate of one-third of the number of shares subject to the award on each of the first three anniversaries of the date of grant (October 10, 2012).

(4)	Calculated using closing price of our common stock on The New York Stock Exchange on December 31, 2012 of $41.96.
None of our executive officers held any equity awards of Avis Budget Group, Inc. or Wyndham Worldwide Corporation as of December 31, 2012, which had been previously issued to them as part of the equitable adjustment of outstanding Cendant equity awards at the date of our separation from Cendant made pursuant to the terms of the Separation Agreement.
Option Exercises and Stock Vested for Fiscal Year 2012
None of our named executive officers exercised any options for our common stock in 2012. The following table sets forth information with respect to shares issued under the 2007 Stock Incentive Plan in December 2012 as partial compensation of amounts payable under the 2012 Realogy Executive Incentive Plan (see "Compensation Discussion and Analysis—Executive Compensation Elements—Annual Incentive Award"). The shares so issued vested upon issuance.

	Stock Awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (1)
Richard A. Smith	65,787	2,640,000
Anthony E. Hull	19,737	792,000
Kevin J. Kelleher	6,972	279,755
Alexander E. Perriello, III	10,931	438,625
Bruce Zipf	16,550	664,125
_______________

(1)
Based upon a fair market value share price of $40.13 on December 19, 2012, the date of issuance, the named executive officers paid the minimum withholding taxes due upon issuance of the shares through the forfeiture of shares. Accordingly, the named executive officers actually received fewer shares than the amount set forth in the above table. The net amounts issued were as follows: Mr. Smith— 35,295 shares; Mr. Hull—11,741 shares; Mr. Kelleher—4,661 shares; Mr. Perriello—6,958 shares; and Mr. Zipf—9,950 shares.

The following table includes certain information relating to Wyndham Worldwide options exercised by two of our named executive officers during 2012.

	Wyndham Worldwide option award
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Anthony E. Hull	1,976	10,528
Bruce Zipf	10,424	46,574
None of our other named executive officers exercised any Wyndham Worldwide Corporation options during 2012 and none of our named executive officers exercised Avis Budget Group, Inc. options during 2012.
Realogy Pension Benefits at 2012 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the “Cendant Pension Plan”), which was a “defined benefit” employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a successor to the former PHH Corporation Pension Plan (the “Former PHH Pension Plan”). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan.
In connection with Realogy Group’s separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the “Realogy Pension Plan”). At Realogy Group’s separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan which related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant’s benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Kelleher is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits under the Cendant Pension Plan or the Realogy Pension Plan.
The following table sets forth information relating to Mr. Kelleher’s participation in the Realogy Pension Plan:

Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
28	600,942	—
_______________

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Kelleher through December 31, 2012.

(2)
The valuations included in this column have been calculated as of December 31, 2012 assuming Mr. Kelleher will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, “Employee Benefit Plans—Defined Benefit Pension Plan” to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Non-qualified Deferred Compensation at 2012 Fiscal Year End
In December 2008, in accordance with the transition rules under Section 409A of the Internal Revenue Code of 1986, as amended, our Compensation Committee amended the Realogy Group Officer Deferred Compensation Plan. The amendment permitted participants to revoke their current distribution elections on file and make a new unifying election for their entire account balance. The revocation and election had to be made prior to December 31, 2008. Participants could elect to receive a lump sum distribution in April 2009 or maintain their then current election. Mr. Hull and Mr. Zipf were the only named executive officers who were participants under the Realogy Group Officer Deferred Compensation Plan. Each of them made new elections prior to the end of 2008. Under those new elections, they received lump sum distributions in April 2009.
Effective January 1, 2009, the Company suspended participation in the Realogy Group Officer Deferred Compensation Plan due to the prolonged downturn in the residential housing market and our then highly levered debt structure. The suspension remained in effect during 2012. Accordingly, none of the named executive officers had any non-qualified deferred compensation at December 31, 2012.
The Company anticipates reactivating the Realogy Group Officer Deferred Compensation Plan in 2013.
Agreements with Named Executive Officers
The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled “Potential Payments Upon Termination or Change of Control.”
Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Mr. Smith, with a five-year term commencing as of the effective time of the Merger (unless earlier terminated). The agreement was initially automatically extended for one additional year pursuant to the terms of the employment agreement as neither party provided a 90-day notice of non-renewal. On September 10, 2012, the Company extended the term of Mr. Smith’s employment agreement to April 9, 2016, subject to automatic renewal for an additional one year if neither party provides a 90-day notice of non-renewal. This employment agreement supersedes any prior employment agreements that we entered into with Mr. Smith except for the “golden parachute” payment provision contained in Mr. Smith’s prior agreement, which is incorporated by reference in the current employment agreement. Pursuant to the agreement, Mr. Smith serves as our President. In addition, Mr. Smith has served as our Chief Executive Officer since November 13, 2007. He also serves as a member of our Board of Directors during his term of employment. Mr. Smith is entitled to a base salary of $1 million (the base salary in effect for him as of immediately prior to the effective time of the Merger), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year. In connection with entering into his employment agreement and as partial consideration for his retention following the Merger, Mr. Smith received a one-time $5 million bonus in connection with the consummation of the Merger, the after-tax amount of which Mr. Smith elected to invest in shares of common stock.
Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense.
Messrs. Hull, Kelleher, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Kelleher, Perriello and Zipf (for purposes of this section, each, an “Executive”), with an initial five-year term (unless earlier terminated) commencing as of the effective time of the Merger, subject to one automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these employment agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Merger.
In April 2011, we amended these agreements to provide for (1) the initial term to end on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012. The following are the annual rates of base salary, effective April 1, 2011: for Mr. Hull, $575,000; Mr. Kelleher, $450,000; Mr. Perriello, $550,000; and Mr. Zipf, $560,000. Effective January 1, 2012, the annual base salary of Messrs. Hull, Kelleher and Zipf increased to $600,000, $475,000 and $575,000, respectively.
Under their employment agreements, Messrs. Hull, Kelleher, Perriello and Zipf are entitled to employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the effective time of the Merger, which target is currently equal to 100% of each Executive’s annual base salary, subject to the attainment of performance goals and the Executive’s being employed with us on the last day of the applicable bonus year.
Potential Payments Upon Termination or Change-in-Control
The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2012.
If Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason,” subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in 36 equal monthly installments following his termination of employment. If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants and is entitled to be reimbursed by us for any “golden parachute” excise taxes, including taxes on any such reimbursement, subject to certain limitations described in his employment agreement.
Cause is defined in Mr. Smith’s employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board of Directors determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for “Cause” pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.

Good Reason is defined in Mr. Smith’s employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith’s consent: (i) his removal from, or failure to be elected or re-elected to, the Board of Directors; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (a) is made in consultation with Mr. Smith and (b) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith’s primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith’s disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith’s position with the Company). A termination shall not be for “Good Reason” pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company’s receipt of such written notice.
With respect to Messrs. Hull, Kelleher, Perriello and Zipf (also for purposes of this section, each, an “Executive”), each Executive’s employment agreement provides that if his employment is terminated by us without “cause” or by the Executive for “good reason,” subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

•	a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

•
an aggregate amount equal to (x) if such termination occurs within twelve months after a “Sale of the Company,” 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

•
from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer’s medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions applicable to such active employees, as in effect from time to time during such period.

The definition of Cause and Good Reason under each Executive’s employment agreement are identical to those contained in Mr. Smith’s employment agreement except as follows: (a) clause (i) of the definition of Good Reason under Mr. Smith’s employment agreement regarding director service is not contained in the definition of Good Reason in each Executive’s employment agreement; and (b) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive’s employment agreement does not include any promotion or lateral assignment of the Executive.
Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.
The employment agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits for one year to each named executive officer in the event his employment is terminated by reason of death or disability.

The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2012 (the last business day of our most recently completed fiscal year):

Name	Benefit	Change of Control Assuming No Termination of Employment Prior to the Date of Change of Control ($) (1)	Termination without Cause or for Good Reason within 12 months following a Change of Control ($) (2)	Termination without Cause or for Good Reason from 12 to 24 months following a Change of Control ($) (2)	Other Termination without Cause or for Good Reason ($)	Death ($) (6)	Disability ($)
Richard A. Smith	Severance Pay	—	9,000,000	9,000,000	9,000,000	1,000,000	1,000,000
	Health Care (3)	244,545	244,545	244,545	244,545	244,454	244,454
	Equity Acceleration	5,126,808	14,489,041 (4)(5)	14,489,041(4)(5)	—	—	—
	Phantom Value Plan Payment	16,432,632	16,432,632	16,432,632	—	—	—
Anthony E. Hull	Severance Pay	—	2,400,000	2,400,000	2,400,000	600,000	600,000
	Health Care	28,133	28,133	28,133	28,133	13,726	13,726
	Equity Acceleration	1,505,630	4,516,075 (4)(5)	4,516,075 (4)(5)	—	—	—
	Phantom Value Plan Payment	5,081,454	5,081,454	5,081,454	—	—	—
Kevin J. Kelleher	Severance Pay	—	1,900,000	950,000	950,000	475,000	475,000
	Health Care	18,495	18,495	18,495	18,495	9,024	9,024
	Equity Acceleration	1,119,578	3,001,449 (4)(5)	3,001,449 (4)(5)	—	—	—
	Phantom Value Plan Payment	3,262,455	3,262,455	3,262,455	—	—	—
Alexander E.	Severance Pay	—	2,200,000	1,100,000	1,100,000	550,000	550,000
Perriello, III	Health Care	7,252	7,252	7,252	7,252	3,671	3,671
	Equity Acceleration	1,347,895	3,563,610 (4)(5)	3,563,610 (4)(5)	—	—	—
	Phantom Value Plan Payment	4,180,567	4,180,567	4,180,567	—	—	—
Bruce Zipf	Severance Pay	—	2,300,000	1,150,000	1,150,000	575,000	575,000
	Health Care	18,495	18,495	18,495	18,495	9,024	9,024
	Equity Acceleration	1,314,363	3,672,295 (4)(5)	3,672,295 (4)(5)	—	—	—
	Phantom Value Plan Payment	4,036,875	4,036,875	4,036,875	—	—	—
 _______________

(1)
To the extent that there had been a change of control as of December 31, 2012 and assuming and in connection with such change of control, RCIV had received cash consideration of $41.96 per share (representing the closing sale price of our common stock on The New York Stock Exchange on December 31, 2012) for all of the 57,462,269 shares held by it, the aggregate amount of cash received by RCIV would have equaled approximately $2,411,116,807, or approximately 180% of the aggregate principal amount of the Initial RCIV Notes. Pursuant to the Phantom Value Plan, upon RCIV’s receipt of that cash payment, the named executive officers would have been entitled to receive in cash approximately 180% of their respective Incentive Awards under the Phantom Value Plan, which would have resulted in the payments to the named executive officers set forth in this column, assuming the named executive officer had not terminated his employment as of December 31, 2012.

(2)
No “golden parachute” excise tax would have been payable based upon Mr. Smith’s historical compensation and an allocation of a portion of the termination payments and benefits to the restrictive covenants contained in his restrictive covenant agreement and, accordingly, the Company would have had no obligation to reimburse Mr. Smith for any such taxes.

(3)
If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.

(4)
The vesting of options granted under the award agreements issued under the 2007 Stock Incentive Plan accelerate upon a change of control (defined as a Sale of the Company under that plan); provided, however, that in the event the individual terminates his employment without “good reason” or his employment is terminated for “cause” within one year of a change of control (defined as a Sale of the Company under that plan), the individual would be required to remit to the Company the proceeds realized in the change of control for those options, the vesting of which was accelerated due to the change of control. The value ascribed to the accelerated vesting of the options is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $41.96 per share as of December 31, 2012.

(5)
The vesting of options and restricted stock granted under the award agreements issued under the 2012 Long Term Incentive Plan accelerate in the event the individual terminates his employment for “good reason” or his employment is terminated for other than “cause” within 24 months of a change of control. The value ascribed to the accelerated vesting of the options and restricted stock is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $41.96 per share as of December 31, 2012.

(6)	Under the 2012 EIP, the NEOs also would have been entitled to the portion of the incentive payments thereunder paid in March 2013.
Related Party Transactions
Letter Agreements with Apollo and Paulson
In order to facilitate the successful completion of our initial public offering, we entered into letter agreements dated September 4, 2012 (the “Principal Stockholders letter agreements”) with our principal stockholders, Apollo and Paulson, which then held approximately $1,338 million and $306 million aggregate principal amount of Realogy Group Convertible Notes, respectively. Pursuant to the Principal Stockholders letter agreements, Apollo and Paulson (1) agreed not to transfer their respective Convertible Notes from the date of such Principal Stockholders letter agreement (unless the transferee agrees to assume the restrictions on transfer and lock-up obligations contained in such agreement), (2) entered into a lock-up agreement with the underwriters for our initial public offering (covering all shares of common stock that each such Principal Stockholder owns) for a period of 180 days following October 10, 2012, the date of our final prospectus for our initial public offering, subject to certain exceptions pursuant to the terms of the lock-up agreement, and (3) converted all of their respective Convertible Notes on October 12, 2012 substantially concurrently with the closing of our initial public offering. In consideration therefor, Apollo and Paulson received (a) 0.125 shares of common stock for each share of common stock issued upon conversion of their respective Convertible Notes as of the date of conversion and (b) a cash payment equal to $55.00 for each $1,000 aggregate principal amount of Convertible Notes converted. Apollo and Paulson did not receive the interest payment to be paid on the Convertible Notes on October 15, 2012. The amount of the cash payment paid to them was equal to the accrued and unpaid interest that Apollo and Paulson would have otherwise been entitled to receive with respect to the Convertible Notes held by them if they held such Convertible Notes through October 15, 2012, the next regularly scheduled interest payment date for the Convertible Notes. In addition, Apollo and Paulson agreed to allow us to suspend our existing resale registration statement relating to the Convertible Notes and the underlying shares of common stock, provided that the resale registration statement is reinstated on the expiration of the lock-up period provided for in their lock-up agreement with the underwriters for the initial public offering.
To further facilitate the conversions of the Convertible Notes, on October 11, 2012, we effected statutory conversions of Domus Intermediate Holdings Corp. and Realogy Corporation into Delaware limited liability companies (the “Statutory Conversions”) and changed their names to Realogy Intermediate Holdings LLC and Realogy Group LLC, respectively, in order to permit our Convertible Notes to be converted into shares of our common stock on a tax-free basis, and as a result, facilitate such conversions. As a result of the Statutory Conversions, our ability to utilize certain of our NOLs for state tax purposes was eliminated, the net cash impact of which was approximately $19 million (net of benefits from payments of additional taxes in these states, which are deductible for federal income tax purposes).
Apollo Securityholders Agreement
On October 10, 2012, we and certain holders of our common stock affiliated with Apollo entered into an amended and restated Securityholders Agreement, further amending and restating the agreement originally dated as of April 10, 2007 and previously amended and restated on January 5, 2011 (as further amended and restated, the “Apollo Securityholders Agreement”), which became effective upon the completion of our initial public offering. The Apollo Securityholders Agreement, among other things, generally sets forth the rights and obligations of Domus Co-Invest LLC, a co-investment entity formed at the time of the Merger for the purpose of owning shares of common stock held beneficially by certain co-investors in Apollo funds, as well as the other members of the Apollo Group. The material terms of the Apollo Securityholders Agreement are described below.
Registration Rights
Demand Rights. The Apollo Securityholders Agreement grants, AIF VI LP, RCIV Luxembourg, RCIV LP, Domus Co-Invest LLC and Domus LLC (collectively, the “Apollo Group” and, not including Domus Co-Invest LLC, the “Sponsor Funds”) unlimited “demand” rights to request that we register all or part of Apollo Group's shares of common stock under the Securities Act.
Blackout Periods. We have the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than one period of 60 days in any 360-day period, subject to certain conditions.
Piggyback Registration Rights. The Apollo Securityholders Agreement also grants to the holders of shares of our common stock that are parties thereto certain “piggyback” registration rights, which allow such holders the right to include certain securities in a registration statement filed by us, including in connection with the exercise of any “demand” rights by any other securityholder possessing such rights, subject to certain customary exceptions.
Preemptive Rights. The Apollo Securityholders Agreement also provides for limited preemptive rights to Domus Co-Invest LLC in connection with any subscription of equity securities of us or our subsidiaries (or securities convertible into or exchangeable for any such equity securities) by the members of the Apollo Group (other than Domus Co-Invest LLC) or any of their respective affiliates to which any transfers of common stock are made.
Indemnification; Expenses
We have agreed to indemnify Apollo and its officers, directors, employees, managers, members, partners, agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Apollo sells shares of common stock, unless such liability arose from Apollo’s misstatement or omission, and Apollo has agreed to indemnify us against all losses caused by its misstatements or omissions up to the amount of proceeds received by Apollo upon the sale of the securities giving rise to such losses. We will pay all registration expenses incidental to our obligations under the Apollo Securityholders Agreement, including Apollo’s legal fees and expenses, and Apollo will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Apollo Securityholders Agreement.
Designation and Election of Directors
The Apollo Securityholders Agreement provides that for so long as the Apollo Group collectively beneficially owns at least 50% of the voting power of the outstanding common stock, the Apollo Group will have the right to designate no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board of Directors. So long as the Apollo Group collectively beneficially owns (i) at least 30% but less than 50% of the voting power of the outstanding common stock, the Apollo Group will have the right to designate four directors, (ii) at least 20% but less than 30% of the voting power of the outstanding common stock, the Apollo Group will have the right to designate three directors and (iii) at least 10% but less than 20% of the voting power of the outstanding common stock, the Apollo Group will have the right to designate two directors. As of the Record Date, the Apollo Group owned 45% of the voting power of the outstanding common stock and accordingly has the right to designate four directors.
Termination
The Apollo Securityholders Agreement will terminate upon the first to occur of (i) our dissolution, liquidation or winding-up and (ii) with respect to each member of the Apollo Group, when such member ceases to own shares of common stock.
Consent and Other Rights
The Apollo Securityholders Agreement provides that as long as the Apollo Group holds at least 25% of the voting power of our outstanding shares of common stock, a majority of the directors designated to the Board of Directors by the Apollo Group must approve certain of our significant business decisions before we are permitted to take action, including each of the following:

•
amending, modifying or repealing any provision of our amended and restated certificate of incorporation or our amended and restated bylaws in a manner that adversely affects the Apollo Group or their affiliates;

•	issuing additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan);

•
consolidating, merging with or into any other entity, transferring all or substantially all of our and our subsidiaries’ assets to another entity or undergoing a “Change of Control” as defined in our senior secured credit facility or the indentures governing our secured and unsecured notes;

•	disposing of any of our or any of our subsidiaries’ assets with a value in excess of $150 million in the aggregate, other than the sale of inventory or products in the ordinary course of business;

•	consummating any acquisition of the stock or assets of any other entity involving consideration in excess of $150 million in the aggregate;

•
incurring any indebtedness by us or by any of our subsidiaries aggregating more than $75 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) or otherwise approved by the Apollo Group;

•	terminating our Chief Executive Officer or designating a new Chief Executive Officer; and

•	changing the size of the Board of Directors.

The Apollo Securityholders Agreement also:

•
provides that as long as the Apollo Group holds at least 10% of the voting power of our outstanding shares of common stock, the Apollo Group may (i) consult with and advise our senior management, (ii) have access to our books, records, facilities and properties and (iii) send representatives to attend meetings of our Board of Directors;

•	provides for certain rights and obligations of Domus Co-Invest LLC upon any disposition of shares of common stock by the Apollo Group (other than Domus Co-Invest LLC) to any third party;

•	restricts the ability of Domus Co-Invest LLC to transfer its shares of common stock, other than in connection with sales initiated by the Apollo Group (other than Domus Co-Invest LLC); and

•	provides Domus Co-Invest LLC with certain information rights.
Paulson Securityholders Agreement
On November 30, 2010, Realogy, Holdings, Paulson and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with Paulson which was subsequently amended and restated effective January 5, 2011. The material terms of the Paulson Securityholders Agreement are described below.
Registration Rights
Demand Rights. Paulson has two “demand” rights that allow Paulson, at any time after January 5, 2014, to request that we undertake an underwritten public offering of our common stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson’s shares of common stock originally included in Paulson’s demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson will not be deemed to have used one of its demand rights.
Blackout Periods. We have the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the “Maximum Blackout Period”) in any twelve-month period, subject to certain conditions. To the extent we delay the filing of a registration statement for a period in excess of the Maximum Blackout Period, we have agreed to pay liquidated damages to Paulson based on the principal amount of Convertible Notes exchanged for the shares of common stock requested to be included in such registration by Paulson.
Piggyback Registration Rights. Paulson also has unlimited “piggyback” registration rights that allow Paulson to include its common stock in any public offering of equity securities initiated by us or by any of our other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of the shares of common stock issued upon conversion of at least $10 million aggregate principal amount of the Convertible Notes previously held by them. Paulson has determined not to exercise its piggyback registration rights in connection with our initial public offering.
Lock-Up
If we register shares of common stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Paulson will not sell publicly any of our capital stock for a period of not more than 90 days (or up to 180 days in the case of our initial public offering), commencing on the effective date of the applicable registration statement, subject to certain customary exceptions. Paulson has also agreed to enter into customary lock-up agreements with the underwriter to the extent requested to do so and entered into a lock-up agreement in connection with our initial public offering.
Indemnification; Expenses
We have agreed to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of common stock, unless such liability arose from Paulson’s misstatement or omission, and Paulson has agreed to indemnify us against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. We will pay all registration expenses incidental to our obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson’s legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Paulson Securityholders Agreement.

Designation and Election of Directors
Until Paulson ceases to own directly or indirectly, shares of common stock representing at least 5% of the outstanding shares of common stock on a fully-diluted basis, Paulson has the right to either (i) nominate one appointee to the Board of Directors or (ii) designate one non-voting observer to attend all meetings of the Board of Directors.
Consent Rights
The Paulson Securityholders Agreement provides that without the prior written consent of Paulson, (i) we will not permit any of our direct or indirect subsidiaries to effectuate an initial public offering of common stock, (ii) we will at all times own 100% of the capital stock of Realogy Intermediate Holdings LLC ("Intermediate") and Intermediate shall at all times own, directly or indirectly, 100% of the capital stock of Realogy Group and (iii) we will not engage in any business or activity other than owning shares of Intermediate and Intermediate shall not engage in any business or activity other than owning shares of Realogy Group.
Termination
The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Paulson, when Paulson ceases to own shares of common stock representing at least 5% of the outstanding shares of common stock on a fully diluted basis and (iii) with respect to each Apollo Holder, when such Apollo Holder ceases to own shares of common stock.
Management Investor Rights Agreement
Prior to our initial public offering, we further amended and restated our existing amended and restated management investor rights agreement, dated January 5, 2011 (the “Management Investor Rights Agreement”), to become effective upon consummation of our initial public offering. The Management Investor Rights Agreement was entered into by and among us and the Sponsor Funds and certain management holders (collectively, the “Management Holders”). The Management Investor Rights Agreement previously governed certain rights and obligations of the Management Holders and the Sponsor Funds with respect to our common stock, including registration rights and repurchase rights. Only certain no solicitation, noncompetition, confidentiality and proprietary rights provisions remain in effect and all provisions relating to the Sponsor Funds terminated upon consummation of our initial public offering.
Apollo Management Fee Agreement
In connection with the Merger, Apollo Management VI, L.P. (“Apollo Management”) entered into a management fee agreement (the “Management Agreement”) with Realogy which provided that Apollo Management and its affiliates would provide certain management consulting services to us through the end of 2016 (subject to possible extension). The Management Agreement provided for the payment to Apollo Management of an annual management fee for this service up to the sum of (1) the greater of $15 million or 2.0% of our annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith, plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally). The 2007 management fee was capped at $10.5 million. The Management Agreement also provided that if Apollo Management elects to terminate the Management Agreement, as consideration for the termination of Apollo Management’s services under the agreement and any additional compensation to be received, we would agree to pay to Apollo Management the net present value of the sum of the remaining payments due to Apollo Management and any payments deferred by Apollo Management.
In connection with our initial public offering, the Company entered into an agreement with Apollo Management to terminate the Management Agreement at December 31, 2012. Pursuant to the termination agreement, as amended in December 2012, Realogy Group paid Apollo (i) a termination fee of $39 million in cash, $24 million of which was paid in December 2012 and the $15 million balance was paid in January 2013 and (ii) its previously accrued 2011 annual management fee of $15 million in December 2012. Pursuant to the termination agreement, Apollo waived its 2012 annual management fee. We have no further obligations with respect to the payment of any fees pursuant to the Management Agreement.
Apollo Affiliate Co-Manager Participation in 2012 Senior Secured Notes Offering and Initial Public Offering
On February 2, 2012, Realogy issued and sold $593 million aggregate principal amount of 7.625% senior secured first lien notes due 2020 and $325 million aggregate principal amount of 9.000% senior secured notes due 2020 in a private offering. Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as a co-manager in this offering. AGS is a registered limited purpose broker-dealer formed in April 2011 and a member of FINRA. In the offering, AGS received a customary initial purchaser’s discount of 1.5%, which represented AGS’s portion of the discounts and related commissions payable to the initial purchasers.

In October 2012, Realogy Holdings issued 46 million shares of common stock in our initial public offering. AGS acted as a co-manager in our initial public offering. The underwriters in the offering, including AGS, received a discount of 4.75% on the shares purchased by them in the offering.
AGS was deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121 in connection with our initial public offering and the offering was made in compliance with the requirements of FINRA Rule 5121.
Related Transactions with Apollo Portfolio Companies
We have entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. During 2012, we recognized revenue related to these transactions of approximately $2 million in the aggregate.

ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (Say-on-Pay Vote).
We are conducting the Say-on-Pay Vote pursuant to federal legislation which requires public companies to provide stockholders with the opportunity to cast an advisory vote to approve the compensation of the named executive officers at least once every three years.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:
•support a high-performance environment by linking compensation with performance;
•attract, motivate and retain key executives who are crucial to our long-term success;
•provide our executives with market competitive compensation consistent with comparable companies; and
•support a long-term focus for our executives that aligns their interests with the interests of our stockholders.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•	paying a significant portion of the 2012 compensation in equity versus cash in order to align our executives' interests with those of our stockholders and to conserve Company cash;

•
retaining our named executive officers and three other executive officers through the Realogy Group Phantom Value Plan whereby our executives are rewarded in direct correlation with our success and the cash received by RCIV; and

•
implementing new short and long-term incentive plans in connection with our initial public offering which include the ability for our compensation committee to recoup awards in the event of certain bad acts by our executives.

We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2012 compensation of our named executive officers.
Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON EXECUTIVE COMPENSATION
At this year’s annual meeting, we are asking our stockholders to cast a non-binding advisory vote regarding how frequently we should conduct a Say-on-Pay Vote.
As discussed above under Advisory Vote on Executive Compensation, federal legislation adopted in July 2010 now requires public companies to conduct an advisory stockholder vote to approve the compensation of their named executive officers at least once every three years. This legislation also requires that stockholders be given the opportunity, at least once every six years, to cast an advisory vote on whether the Say-on-Pay Vote should be held once every year, every two years or every three years (Say-on-Frequency Vote).
Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions expressed by stockholders in these votes and will take into account the outcome of the vote when determining how frequently the Say-on-Pay Vote should be conducted in the future.
After consideration of the various frequency levels, the Board has determined for purposes of this vote that an annual Say-on-Pay Vote would be the most appropriate alternative for us at this time. Holding a Say-on-Pay Vote every year will allow our stockholders to provide us with direct input on our compensation strategy and practices and timely stockholder feedback may be taken into consideration as part of the compensation review process.
Based on these considerations, the Board is recommending that stockholders vote that the Say-on-Pay Vote be held EVERY YEAR. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. The frequency which receives the highest number of votes cast by stockholders will be considered by the Board as the frequency that has been selected by stockholders. In the future, the Board may in its discretion decide to hold an advisory Say-on-Frequency Vote more often than once every six years.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
TO HOLD THE SAY-ON-PAY VOTE EVERY YEAR

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2013. The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of PwC as independent registered public accounting firm (auditors) for fiscal year 2013. The Audit Committee will consider the outcome of our stockholders’ vote in connection with the selection of our auditors but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.
PwC served as our independent registered public accounting firm for 2012 for both Realogy Holdings and Realogy Group. No relationship exists between PwC and us other than the usual relationship between auditor and client. Representatives of PwC will be present at the annual meeting of stockholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.
Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2012 and 2011. The aggregate fees (in millions) billed for professional services by PwC in 2012 and 2011 were as follows:

	2012	2011
Audit Fees (1)	$5.6	$4.1
Audit Related Fees (2)	0.1	—
Tax Fees (3)	—	0.1
All Other Fees (4)	—	0.2
Total	$5.7	$4.4
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance, tax consultation, tax advice and tax planning.

(4)	Represents fees related to enterprise risk management and certain information technology advisory services.
In connection with the relocation services it provides to customers, Cartus, as an intermediary, often pays third party invoices to PwC at the direction of Cartus’ customers. These payments are not included in the amounts set forth in the above table.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for appointing our independent auditor and approving the terms of the independent auditor’s services. The Audit Committee considers the non-audit services to be provided by the independent auditor in determining its independence.
The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below. The Audit Committee also adopted a policy prohibiting the Company from hiring the independent auditor’s personnel, if such person participated in the current annual audit, or the immediately preceding annual audit of our financial statements, and is being hired in a “financial reporting oversight role” as defined by the PCAOB.
All services performed by our independent auditors were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee to the extent the service does not exceed $250,000. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2012 or 2011 under such provision.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REALOGY

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 6, 2013.

Vote by Internet

- Go to **www.investorvote.com/RLGY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote FOR all of the nominees listed below:

1. Election of Directors for a three-year term: **Nominees:**
01 - V. Ann Hailey
02 - M. Ali Rashid
03 - Brett White

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR for proposal 3:

	For	Against	Abstain
2. Advisory vote to approve Realogy Holdings executive compensation program.	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

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2013 Annual Meeting Admission Ticket

2013 Annual Meeting of
Realogy Holdings Corp. Stockholders
Tuesday, May 7, 2013 at 11:00 a.m., Eastern Daylight Time

Realogy Holdings Corp.

175 Park Avenue, Madison, New Jersey 07940

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REALOGY

Proxy — Realogy Holdings Corp.

Notice of 2013 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 7, 2013.

Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 7, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a three-year term, FOR Proposals 2 and 4 and 1 YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)